UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2019

Commission File No. 1-9924

__________________________________

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2019 and 2018
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2019 and 2018

*	Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan for Puerto Rico:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan for Puerto Rico (the Plan) as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2019, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information, is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 2001.

New York, New York
June 12, 2020

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Net Assets Available for Benefits
December 31, 2019 and 2018

	2019	2018
Assets:
Investments, at fair value	$38,902,046	$31,088,199
Investments in fully benefit-responsive investment contracts,
at contract value	1,776,380	1,732,972
Total investments	40,678,426	32,821,171
Receivables:
Employer contributions	1,154,599	1,180,979
Interest and dividends	14,105	12,242
Receivable for securities sold	12,591	2,403
Participant contributions	36	651
Participant loans	1,262,593	1,099,434
Total receivables	2,443,924	2,295,709
Total assets	43,122,350	35,116,880
Liabilities:
Payable for securities purchased	6,499	11,675
Other investment liabilities	7,493	—
Payable for trustee, administrative fees and other	16,669	15,055
Total liabilities	30,661	26,730
Net assets available for benefits	$43,091,689	$35,090,150
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2019 and 2018

	2019	2018
Additions to (reduction from) net assets attributable to:
Investment income (loss) :
Dividends	$140,271	$123,762
Interest	82,304	76,867
Net appreciation (depreciation) in fair value of investments	7,433,075	(2,973,409)
Net investment income (loss)	7,655,650	(2,772,780)
Interest income on loans receivable from participants	62,826	58,321
Contributions:
Employer	1,154,599	1,180,979
Participants	1,245,538	1,294,666
Total contributions	2,400,137	2,475,645
Total additions (reduction) to net assets	10,118,613	(238,814)
Deductions from net assets attributable to:
Distributions to participants	2,041,972	2,775,723
Trustee and administrative expenses	38,809	47,162
Dividends paid directly to participants	36,293	27,905
Total deductions from net assets	2,117,074	2,850,790
Net increase (decrease)	8,001,539	(3,089,604)
Net assets available for benefits at:
Beginning of year	35,090,150	38,179,754
End of year	$43,091,689	$35,090,150
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

(1)	Description of the Plan
The following brief description of the Citi Retirement Savings Plan for Puerto Rico (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.

(a)	General
The Plan was established in 2001 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citibank, N.A., a subsidiary of Citigroup Inc., (the Company) and its affiliates who primarily reside and work in Puerto Rico. Citibank, N.A. is the Plan Sponsor. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Puerto Rico Internal Revenue Code of 2011, as amended (PRIRC). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations.
Banco Popular de Puerto Rico (Banco Popular) is the trustee of the Plan. Bank of New York Mellon is the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.

(b)	Eligibility
Eligible employees generally include employees performing services for the Company and employees of participating subsidiaries, who are considered bona fide residents of Puerto Rico or who perform services primarily in Puerto Rico, as defined in the Plan document.
Full‑time employees or part‑time employees scheduled to work 20 or more hours a week are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
Part‑time employees scheduled to work fewer than 20 hours a week are eligible to participate in the Plan on January 1 or July 1 after the employee is credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.

(c)	Employee Contributions
Eligible employees may defer on a before-tax basis a portion of their eligible pay, which generally includes overtime, commissions, shift differential pay, and periodic incentive bonuses, as a before‑tax contribution deferral in any 1% increment, by an amount up to 50% of their eligible compensation in a whole percentage up to the maximum permitted by the PRIRC.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% until they reach a before-tax contribution rate of 15% or reach the maximum statutory dollar contribution limit.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

Catch‑up contributions are permitted in accordance with Section 1081.01(d)(7) of the PRIRC. Participants who are over age 50 by the end of the Plan year can contribute up to 49% of their eligible pay up to applicable statutory limit. There is no automatic enrollment for catch‑up contributions.

(d)	Employer Contributions
During 2019 and 2018, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution.
The Company matching contribution was equal to 100% of the participant’s before-tax contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the PRIRC) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions, but may be reclassified as before-tax contributions if the participant has not reached 6% of before-tax contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
At December 31, 2019 and 2018, the employer contribution receivable was $1.20 million, respectively. Company contributions relating to 2019 and 2018 were received and credited to participant accounts during the first quarter of 2020 and 2019, respectively.

(e)	Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their deferral contributions, Company contributions, and account balance, among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

(f)	Rollover and Transfer Contributions
The Plan permits participants to have their interests in other Puerto Rico qualified plans rolled over to the Plan. However, rollovers from an Individual Retirement Account (IRA) are not permitted under Puerto Rico law. Transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Of the participant contributions reported in 2019 and 2018, there is none related to rollover contributions into the Plan.

(g)	Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
In general, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days. An exception to this rule is that they may move a portion or all of their account balances into the BlackRock Cash Funds: Treasury at any time. However, once a participant moves his or her Plan assets into that fund, he or she cannot move Plan assets out of the fund for seven calendar days.
In addition, Plan participants may not move an investment in the BNY Mellon Stable Value Fund (see note 3) through a fund transfer, reallocation or rebalance directly into any of the two investment options that are considered competitors of the BNY Mellon Stable Value Fund - the BlackRock Cash Funds: Treasury and the BFA LifePath Index Retirement Fund. The BFA LifePath Index Retirement Fund is not considered a money market fund or stable value fund. This restriction on transfers enables the BNY Mellon Stable Value Fund to secure higher yielding, fixed income investments intended to preserve principal and earned interest.
If a Plan participant moves a portion or all of his account balance from the BNY Mellon Stable Value Fund through a fund transfer, reallocation, or rebalance into any investment option other than the two competing investment options named above, the amount moved must remain invested in a noncompeting investment option for at least 90 days before it can be moved into one of the two competing investment options.
These restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
Effective March 29, 2018, State Street Global Advisors (SSgA) was replaced by BlackRock as the manager for the S&P 500 Index Fund, Russell 2000 Index Fund, S&P Midcap 400 Index Fund, Russell 3000 Index Fund, MSCI EAFE Index Fund, MSCI Emerging Markets Index Fund, Bloomberg Barclays US TIPS Index Fund and the Bloomberg Roll Select Commodity Index Fund.
Effective March 29, 2018, the SSgA Diversified Bond Fund was eliminated as an investment option and the assets were transferred to the BlackRock US Bond Fund.
Effective October 1, 2018, the T. Rowe Price International Small Cap Fund was combined with Strategic Global Advisors International Small Cap to create the Non-U.S. Small Cap Fund with 50% allocated to each component strategy.
Effective November 15, 2019, the Brandywine Global Bond Fund was eliminated as an investment option and the assets were mapped to the Plan’s Qualified Default Investment Alternative (QDIA), the BFA LifePath Funds based on the participant’s age.
Effective November 15, 2019, the BFA LifePath 2020 Fund was eliminated as an investment option, and the assets were mapped to the BFA LifePath Retirement Fund
Effective November 15, 2019, BFA LifePath 2060 Fund was added as an investment option.
Effective November 15, 2019, the BlackRock Global ESG Index was added as an investment option.
Effective November 15, 2019, the Core Plus Bond Fund was added as an investment option. The Core Plus Bond Fund has 70% of the assets allocated to the Fidelity Advisors Total Bond Fund Class Z (Ticker: FBKWX) and 30% of its assets allocated to the PIMCO Income Fund Class I (Ticker: PIMIX).

(h)	Vesting
The rights of a participant to his or her own contributions and any earnings thereon are at all times fully vested and nonforfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:

•	Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;

•	If a participant reaches age 55, dies or becomes disabled while in service;

•	In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

(i)	Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2019 and 2018, $2,872 and $1,452, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2019 and 2018, unallocated forfeitures were $1,467 and $1,188, respectively.

(j)	Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and PRIRC, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2019 and 2018, bore interest rates from 4.25% to 6.50%.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Loan repayments by participants who are employed by the Company are generally made through after‑tax payroll deductions. Manual loan repayments by participants who are no longer employed by the Company and who are eligible to make manual loan repayments are submitted directly to Alight Solutions, Inc. Loan terms range from 1 to 5 years for general‑purpose loans or up to 20 years for the purchase of a primary residence.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed.

(k)	Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

(l)	Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.
If the value of a participant’s account equals or exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until his or her normal retirement age, age 65, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the value of a participant’s account is less than $5,000, the Plan will distribute the participant’s account upon termination of employment.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Distributions from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant. Fractional shares and distributions from other funds are paid in cash.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and displayed in US dollars.

(b)	Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.

(c)	Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.
Cash equivalents and short-term investments are valued at cost, which approximates fair value.
Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.
Mutual funds are valued at the net asset value (NAV) reported in the active market where the fund is traded on a daily basis. Exchange-traded funds are valued at last sale price.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)	Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.

(e)	Payment of Benefits
Benefits are recorded when paid.

(3)	Guaranteed Investment Contracts (GIC)
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:

•	The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.

•
The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.

•	All permitted participant‑initiated transactions occur at contract value, without limitations.

•	An event that limits the ability of the participant to transact at contract value is not probable.

•	The Fund must allow participants reasonable access to their funds.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value as shown in the table below:

	2019	2018
Synthetic GICs	$1,776,380	$1,732,972
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.

(4)	Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1 – Quoted prices for identical instruments in active markets.

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2019.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

	December 31, 2019
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$—	$99,949	$99,949
Collective trust funds	—	32,118,060	32,118,060
U.S. equities	2,040,733	—	2,040,733
Non-U.S. equities	1,375,181	—	1,375,181
Mutual funds and other registered investment companies	3,268,123	—	3,268,123
Investments, at fair value	$6,684,037	$32,218,009	$38,902,046

Other investment liabilities	$2,177	$5,316	$7,493
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2018.

	December 31, 2018
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$922	$176,715	$177,637
Collective trust funds	—	25,837,898	25,837,898
U.S. equities	1,442,440	—	1,442,440
Non-U.S. equities	1,208,296	—	1,208,296
Mutual funds and other registered investment companies	2,421,928	—	2,421,928
Investments, at fair value	$5,073,586	$26,014,613	$31,088,199
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2019 and 2018, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2019 and 2018.

(5)	Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of net assets available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.

(6)	Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invests in the securities of a single issuer. At December 31, 2019 and 2018, approximately 4% and 3% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(7)	Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $1.5 million and $1.0 million at December 31, 2019 and December 31, 2018, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2019 and 2018. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective. In 2019 and 2018, the Company paid $36,293 and $27,905, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2019 and 2018, the Plan held $92,548 and $176,717, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2019 and 2018, the Plan also held through synthetic GICs $1,032 and $987, respectively, in Bank of New York Mellon corporate bonds and Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party‑in‑interest transactions.

(8)	Tax Status
The Puerto Rico Department of Treasury ("PR Treasury") has determined and informed the Plan by a letter dated September 12, 2014 that the Plan as amended and restated effective January 1, 2012 and related trust are established in accordance with applicable sections of the PRIRC and, therefore, qualify as exempt from taxes under Section 1165(a) of the PRIRC. By letters dated April 29, 2016, the PR Treasury determined and informed the Plan that Amendments 1, 2 and 3 to the Plan meet the applicable requirements of the PRIRC. By letter dated June 2, 2017, the PR Treasury determined and informed the Plan that Amendment 4 to the Plan and the amendment to the Trust Agreement meet the applicable requirements of the PRIRC. On February 5, 2018, the PR Treasury determined and informed the Plan that Amendment 5 to the Plan meets the applicable requirements of the PRIRC. On June 4, 2018, the PR Treasury determined and informed the Plan that Amendment 6 to the Plan meets the applicable requirements of PRIRC. On July 11, 2019, the PR Treasury determined and informed the Plan that Amendment 7 to the Plan meets the applicable requirements of PRIRC.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2019 and 2018

The Plan has not been amended since receiving the above-referenced determination letters. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan's management has concluded that, as of December 31, 2019 and 2018, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2016.

(9)	Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor has the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.

(10)	Subsequent Events
The Plan’s management evaluated subsequent events through the date on which the financial statements were issued and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.

(11)	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2019 and 2018:

	2019	2018
Net assets available for benefits per the financial statements	$43,091,689	$35,090,150
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	28,731	(25,396)
Net assets available for benefits per the Form 5500	$43,120,420	$35,064,754

Net increase (decrease) in net assets available for benefits per the financial statements	$8,001,539	$(3,089,604)
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	25,396	(3,871)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	28,731	(25,396)
Net increase (decrease) in net assets per Form 5500	$8,055,666	$(3,118,871)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar			42		$30
	Brazil Real			434		107
	Canadian Dollar			72		54
	Chilean Peso			973,705		1,295
	Danish Krone			20		3
	Euro Currency Unit			236		264
	Hong Kong Dollar			5,380		1,075
	Indonesian Rupiah			6,811,272		490
	Japanese Yen			121,594		1,119
	Malaysian Ringgit			239		58
	New Taiwan Dollar			1,056		35
	New Zealand Dollar			18		11
	Pound Sterling			258		341
	Thailand Baht			300		10
	U.S. Dollar			2,509		2,509
*	Collective Us Gov't Stif 15	2.25%		92,548		92,548
	Total cash equivalents and short-term investments					$99,949

	Collective trust funds:
	BFA Lifepath Index 2025 Fund			14,036		$308,404
	BFA Lifepath Index 2030 Fund			19,114		465,207
	BFA Lifepath Index 2035 Fund			30,264		707,324

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
BFA Lifepath Index 2040 Fund			58,274		1,506,044
BFA Lifepath Index 2045 Fund			57,369		1,386,429
BFA Lifepath Index 2050 Fund			28,903		574,877
BFA Lifepath Index 2055 Fund			9,121		235,532
BFA Lifepath Index Retirement			13,297		290,381
Blackrock EAFE Equity Fund			103,002		4,673,939
Blackrock Emerging Markets Fund			126,014		1,578,407
Blackrock Msci Acwi Esg Focus			16		197
Blackrock Roll Select Fund			3,998		37,353
Blackrock Russell 2000 Fund			16,636		864,827
Blackrock Russell 3000 Fund			63,840		4,019,172
Blackrock S&P 400 Index Fund			27,209		2,703,694
Blackrock S&P 500 Index Fund			130,176		8,183,734
Blackrock US Debt Fund			93,975		3,180,690
Blackrock US TIPS Fund			38,539		854,134
Schroder Collective Invt Trust			28,342		362,781
Wellington CIF II Citigroup Emerging Markets Debt Portfolio			13,895		184,934
Total collective trust funds					$32,118,060

Mutual funds:
BlackRock Cash Funds: Treasury			2,252,110		$2,252,110
Blackrock Hi Yield Bond Port-K			23,173		180,287
DFA Emerging Markets Portfolio			7,901		189,150

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Dodge & Cox International Stock Fund			8,388		365,735
Ishares Msci Eafe Small-cap			35		2,158
Ishares Msci India Small Cap			103		3,694
Prudential High Yield Fund			16,194		90,361
T Rowe Price Institutional High Yield			20,228		179,820
Xtrackers Harvest Csi 300 China A			162		4,808
Total mutual funds					$3,268,123

Non-U.S. equities:
360 Finance Inc			302		$2,953
3Sbio Inc			109		142
58.Com Inc			74		4,776
Aalberts Nv			15		659
Abacus Property Group			279		705
Abb Ltd			257		6,210
Abcam Plc			104		1,862
Abn Amro Bank Nv			191		3,483
Accenture Plc			75		15,727
Accton Technology Corp			110		616
Adidas Ag			30		9,736
Advantech Co Ltd			62		621
Aedas Homes Sa			31		752
African Rainbow Minerals Ltd			27		321

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Aia Group Ltd			1,181		12,396
Aida Engineering Ltd			58		523
Air Arabia Pjsc			1,666		730
Air Liquide Sa			35		4,887
Airports Of Thailand Pcl			219		544
Aixtron Se			127		1,220
Aj Bell Plc			93		531
Alcon Inc			173		9,778
Alibaba Group Holding Ltd			123		26,174
A-Living Services Co Ltd			198		683
Alkermes Plc			4		76
Alstria Office Reit-Ag			68		1,279
Altri Sgps Sa			128		815
Altus Group Ltd			32		944
Amadeus It Group Sa			131		10,709
Ambarella Inc			3		159
Ambea Ab			95		796
Ambu A/S			72		1,214
Amplifon Spa			100		2,892
Ams Ag			11		431
Ansell Ltd			119		2,428
Anta Sports Products Ltd			332		2,975
Aon Plc			34		7,054

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Aramex Pjsc			304		296
Arca Continental Sab De Cv			468		2,480
Arcelormittal Sa			117		2,053
Aruhi Corp			17		351
Asahi Group Holdings Ltd			63		2,867
Ascential Plc			395		2,048
Asian Paints Ltd			43		1,065
Asm International Nv			8		934
Asmedia Technology Inc			24		528
Asml Holding Nv			38		11,254
Asos Plc			28		1,254
Aspeed Technology Inc			24		772
Assa Abloy Ab			287		6,715
Assured Guaranty Ltd			23		1,145
Astm Spa			22		673
Atlas Copco Ab			240		9,590
Aumann Ag			9		149
Austal Ltd			243		652
Avanza Bank Holding Ab			67		698
Avast Plc			676		4,058
Axfood Ab			31		701
Axis Capital Holdings Ltd			37		2,200
Ayala Land Inc			2,806		2,521

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Azul Sa			10		424
B&S Group Sarl			27		293
B3 Sa - Brasil Bolsa Balcao			374		4,000
Bajaj Finance Ltd			59		3,522
Bakkavor Group Plc			230		425
Banca Transilvania Sa			946		576
Banco Btg Pactual Sa			103		1,958
Banco Del Bajio Sa			343		578
Banco Do Brasil Sa			330		4,332
Bancolombia Sa			12		673
Bandhan Bank Ltd			42		298
Bank Central Asia Tbk Pt			1,597		3,846
Bank Leumi Le-Israel Bm			489		3,560
Bank Mandiri Persero Tbk Pt			2,628		1,453
Bank Of Georgia Group Plc			27		587
Bank Of Nt Butterfield & Son L			54		1,981
Bank Rakyat Indonesia Persero			3,176		1,007
Barco Nv			4		968
Basic-Fit Nv			18		701
Bawag Group Ag			12		558
Baycurrent Consulting Inc			17		880
Bb Seguridade Participacoes Sa			426		3,991
Beach Energy Ltd			299		527

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Befimmo Sa			8		469
Beijing Capital International			649		629
Best World International Ltd			733		741
Bhp Group Plc			165		3,878
Biffa Plc			146		531
Biohaven Pharmaceutical Holding			1		76
Biomerieux			2		193
Bluescope Steel Ltd			49		519
Bnp Paribas Sa			51		3,031
Bravida Holding Ab			201		1,949
Brenntag Ag			10		518
Brunello Cucinelli Spa			13		463
Bwp Trust			287		791
Cae Inc			33		871
Cafe De Coral Holdings Ltd			269		639
Cairn Homes Plc			529		751
Canadian National Railway Co			36		3,289
Canadian Pacific Railway Ltd			60		15,207
Capcom Co Ltd			78		2,192
Capitec Bank Holdings Ltd			9		958
Cardtronics Plc			10		455
Carel Industries Spa			70		1,091
Carlsberg A/S			33		4,945

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cd Projekt Sa			13		976
Cemex Sab De Cv			404		1,526
Central European Media Enterprise			1		2
Chailease Holding Co Ltd			291		1,341
Charter Hall Group			157		1,225
China Feihe Ltd			462		542
China Life Insurance Co Ltd/Ta			3,218		2,748
China Mengniu Dairy Co Ltd			466		1,886
China Merchants Bank Co Ltd			1,433		7,363
Chubb Ltd			76		11,820
Cia Brasileira De Distribuicao			121		2,642
Cia De Saneamento Basico Do Es			163		2,457
Cie Automotive Sa			83		1,960
Cimpress Plc			2		202
Cineworld Group Plc			356		1,033
Clicks Group Ltd			53		976
Clinigen Group Plc			90		1,105
Cochlear Ltd			7		1,084
Coface Sa			40		489
Cogna Educacao			1,148		3,263
Compass Group Plc			565		14,136
Computer Modelling Group Ltd			17		105
Concentric Ab			28		474

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Country Garden Services Holding			1,813		6,106
Cp All Pcl			372		897
Cpfl Energia Sa			286		2,527
Credicorp Ltd			2		462
Crispr Therapeutics Ag			2		137
Croda International Plc			11		763
Csl Ltd			93		17,974
Cushman & Wakefield Plc			189		3,874
Cyberagent Inc			18		645
Cyberark Software Ltd			1		160
Cyrela Brazil Realty Sa Empree			141		1,040
Daiwa House Industry Co Ltd			170		5,313
Dbs Group Holdings Ltd			269		5,174
Dcc Plc			13		1,105
Demae-Can Co Ltd			11		116
Denka Co Ltd			11		344
Derichebourg Sa			68		280
Descartes Sys Group Inc			23		978
Descartes Systems Group Inc/Th			3		123
Diasorin Spa			8		1,098
Dic Asset Ag			26		456
Dic Corp			26		712
Dino Polska Sa			17		632

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Dios Fastigheter Ab			108		991
Dip Corp			50		1,501
Dirtt Environmental Solutions			157		515
Disco Corp			4		1,022
Dksh Holding Ag			14		776
Dno Asa			816		1,075
Dollarama Inc			137		4,720
Dp World Plc			154		2,015
Draper Esprit Plc			116		735
Dsv Panalpina A/S			89		10,297
Dts Corp			28		645
E.Sun Financial Holding Co Ltd			2,373		2,209
Eckert & Ziegler Strahlen- Und			8		1,623
Edenred			19		962
Edita Food Industries Sae			43		232
Elan Microelectronics Corp			180		546
Electric Power Development Co			33		795
Elekta Ab			124		1,634
Elite Material Co Ltd			150		686
Enerplus Corp			51		363
Engie Sa			396		6,399
Enn Energy Holdings Ltd			331		3,618
Epiroc Ab			380		4,644

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Eps Holdings Inc			26		330
Eqt Ab			26		304
Equinor Asa			185		3,701
Esr Cayman Ltd			638		1,440
Essent Group Ltd			28		1,431
Essilorluxottica Sa			88		13,474
Eurofins Scientific Se			2		1,219
Euronext Nv			10		808
Europris Asa			101		395
Everest Re Group Ltd			6		1,766
Evertec Inc			17		591
Evraz Plc			172		919
Experian Plc			453		15,314
Fairfax India Holdings Corp			302		3,882
Ferguson Plc			40		3,594
Ferrexpo Plc			231		486
Finecobank Banca Fineco Spa			89		1,069
First Abu Dhabi Bank Pjsc			208		859
First Derivatives Plc			31		1,138
First International Bank Of Is			27		791
Fisher & Paykel Healthcare Cor			143		2,144
Frasers Logistics & Industrial			421		388
Freenet Ag			48		1,112

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fresenius Medical Care Ag & Co			25		1,816
Fresh Del Monte Produce Inc			9		329
Fujitec Co Ltd			65		1,059
Fujitsu General Ltd			47		1,053
Fukuoka Financial Group Inc			31		605
Fullcast Holdings Co Ltd			21		491
Funding Circle Holdings Plc			162		187
Future Corp			31		512
Galapagos Nv			6		1,271
Geberit Ag			15		8,309
Genus Plc			38		1,624
Georgia Healthcare Group Plc			135		220
Giant Manufacturing Co Ltd			62		438
Global Indemnity Ltd			9		268
Globant Sa			7		734
Gmo Cloud Kk			14		320
Goldwin Inc			12		889
Grafton Group Plc			32		367
Greentown Service Group Co Ltd			608		665
Greggs Plc			23		703
Grupo Aeroportuario Del Centro			65		485
Grupo Catalana Occidente Sa			12		415
Grupo Financiero Banorte Sab D			1,294		7,231

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Grupo Sbf Sa			62		545
Guangzhou Automobile Group Co			2,573		3,204
Guangzhou R&F Properties Co Ltd			1,039		1,917
Gulf Keystone Petroleum Ltd			226		636
Haier Electronics Group Co Ltd			380		1,187
Hana Financial Group Inc			117		3,736
Hansol Chemical Co Ltd			30		2,794
Hanwa Co Ltd			33		881
Hapvida Participacoes E Invest			65		1,026
Hdfc Asset Management Co Ltd			26		1,150
Hdfc Bank Ltd			547		22,159
Hdfc Life Insurance Co Ltd			125		1,097
Heiwa Real Estate Co Ltd			36		986
Helen Of Troy Ltd			3		453
Helios Towers Plc			439		919
Hera Spa			150		659
Hikari Tsushin Inc			4		927
Hikma Pharmaceuticals Plc			29		759
Hindustan Unilever Ltd			51		1,364
Hi-P International Ltd			992		1,128
Hiscox Ltd			25		463
Hitachi Ltd			147		6,246
Hollywood Bowl Group Plc			121		457

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Home Product Center Pcl			1,215		649
Honeys Holdings Co Ltd			52		863
Hope Education Group Co Ltd			3,826		662
Horiba Ltd			8		551
Horizon Therapeutics Plc			10		373
Hoshino Resorts Reit Inc			1		812
Hoshizaki Corp			8		714
Housing Development Finance Co			88		2,990
Howden Joinery Group Plc			205		1,823
Huatai Securities Co Ltd			18		580
Huazhu Group Ltd			11		459
Huber + Suhner Ag			9		702
Hudson Ltd			1		9
Huhtamaki Oyj			13		624
Humana Ab			29		189
Hypoport Ag			2		580
Ibstock Plc			769		3,207
Ichikoh Industries Ltd			81		564
Ichor Holdings Ltd			2		73
Icici Bank Ltd			984		14,851
Icon Plc			40		6,974
Idec Corp/Japan			22		459
Iguatemi Empresa De Shopping C			67		883

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Iluka Resources Ltd			79		519
Imcd Nv			13		1,141
Immobiliare Grande Distribuzio			54		379
Impro Precision Industries Ltd			1,304		536
Indraprastha Gas Ltd			148		890
Industrial & Infrastructure Fu			1		401
Info Edge India Ltd			18		642
Informa Plc			377		4,280
Inghams Group Ltd			254		600
Inmobiliaria Colonial Socimi S			130		1,661
Instone Real Estate Group Ag			34		852
Integrated Diagnostics Holding			117		467
Intercorp Financial Services I			11		437
Intermediate Capital Group Plc			97		2,070
Intertrust Nv			79		1,540
Intrum Ab			19		568
Investec Plc			118		694
Invincible Investment Corp			2		981
Ip Group Plc			233		219
Ipsen Sa			14		1,223
Iqe Plc			1,175		763
Irb Brasil Resseguros S/A			870		8,429
Israel Discount Bank Ltd			483		2,240

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Itau Unibanco Holding Sa			211		1,944
Iteq Corp			155		661
Ituran Location And Control Lt			79		1,982
Iwatani Corp			20		9,920
J D Wetherspoon Plc			22		485
Japan Aviation Electronics Ind			52		1,063
Jazz Pharmaceuticals Plc			1		71
Jd Sports Fashion Plc			153		1,701
Jeol Ltd			23		694
Jpm Struct.Prod.Bv Lepw			1,769		4,856
Js Global Lifestyle Co Ltd			779		572
Jumbo Sa			28		580
Jupiter Mines Ltd			1,678		330
Just Eat Takeaway			10		946
Kakao Corp			14		1,809
Kaken Pharmaceutical Co Ltd			18		1,021
Kanamoto Co Ltd			42		1,097
Kanematsu Corp			46		623
Kao Corp			55		4,573
Kasikornbank Pcl			401		2,014
Kendrion Nv			12		285
Keyence Corp			32		11,183
Keywords Studios Plc			51		1,017

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Kfc Holdings Japan Ltd			17		507
King Yuan Electronics Co Ltd			480		601
Kiniksa Pharmaceuticals Ltd			2		22
Koito Manufacturing Co Ltd			10		460
Konecranes Oyj			15		449
Koninklijke Dsm Nv			38		4,935
Kourakuen Holdings Corp			22		429
Kureha Corp			12		717
Kyudenko Corp			14		426
Laboratorios Farmaceuticos Rov			36		996
Landis+Gyr Group Ag			11		1,156
Largan Precision Co Ltd			16		2,682
Lectra			39		981
Leg Immobilien Ag			18		2,078
Lenovo Group Ltd			3,833		2,572
Lexinfintech Holdings Ltd			116		1,615
Lg Chem Ltd			13		2,574
Lg Corp			71		4,276
Lg Household & Health Care Ltd			1		1,564
Li Ning Co Ltd			970		2,908
Lifco Ab			20		1,195
Lifestyle International Holding			312		358
Livanova Plc			14		1,080

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Livzon Pharmaceutical Group In			3		10
Localiza Rent A Car Sa			115		1,356
Logitech International Sa			43		2,018
Lojas Americanas Sa			161		1,034
Lojas Renner Sa			150		2,093
Londonmetric Property Plc			216		678
Lonking Holdings Ltd			1,494		449
Lotes Co Ltd			43		461
Lukoil Pjsc			42		4,178
Luthai Textile Co Ltd			461		421
Lvmh Moet Hennessy Louis Vuitton			33		15,465
Mabuchi Motor Co Ltd			15		577
Macq Bk-Cw21 Vincom Retail			1,617		2,373
Macquarie Bank 0% Eln Nts			730		2,082
Macquarie Bank Eln 15-Apr-2021			601		1,810
Macquarie Korea Infrastructure			62		620
Macquarie Mexico Real Estate M			419		549
Maeda Corp			95		930
Magazine Luiza Sa			188		2,229
Mail.Ru Group Ltd			43		967
Makita Corp			123		4,321
Man Group Plc/Jersey			505		1,057
Marcopolo Sa			856		958

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Marvelous Inc			48		324
Matsumotokiyoshi Holdings Co L			21		812
Mediaset Espana Comunicacion S			134		851
Mediatek Inc			276		4,085
Mediclinic International Plc			441		2,404
Medtronic Plc			86		9,719
Meitec Corp			13		740
Melco Resorts & Entertainment			128		3,085
Mellanox Technologies Ltd			3		402
Metawater Co Ltd			19		771
Metcash Ltd			521		941
Metropole Television Sa			32		610
Mitsui Mining & Smelting Co Lt			30		818
Miura Co Ltd			19		664
Modec Inc			53		1,306
Moneta Money Bank As			173		649
Money Forward Inc			7		316
Moneysupermarket.Com Group Plc			137		598
Morgan Advanced Materials Plc			147		617
Morgan Sindall Group Plc			19		410
Morinaga & Co Ltd/Japan			27		1,309
Mowi Asa			144		3,737
Mr Price Group Ltd			156		2,039
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Muangthai Capital Pcl			243		518
Musashi Seimitsu Industry Co L			52		725
Mycronic Ab			43		845
Naked Wines Plc			85		253
Naspers Ltd			72		11,881
National Bank Of Canada			96		5,359
Nestle India Ltd			5		1,018
Nestle Sa			119		12,920
Net One Systems Co Ltd			27		693
Netcompany Group A/S			17		822
Netease Inc			3		980
Network International Holdings			194		1,651
New Oriental Education & Techn			22		2,674
Nexity Sa			33		1,654
Nexon Co Ltd			242		3,228
Nextage Co Ltd			36		425
Nextdc Ltd			143		662
Ngk Spark Plug Co Ltd			29		561
Nichiigakkan Co Ltd			57		861
Nifco Inc/Japan			23		648
Nihon Unisys Ltd			32		1,010
Nikkiso Co Ltd			45		593
Nintendo Co Ltd			14		5,555

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Nippon Ceramic Co Ltd			18		459
Nippon Light Metal Holdings Co			301		654
Nippon Seiki Co Ltd			43		702
Nippon Soda Co Ltd			20		552
Nipro Corp			45		546
Nishio Rent All Co Ltd			13		362
Nisshin Oillio Group Ltd/The			16		547
Nissin Electric Co Ltd			99		1,235
Nitto Boseki Co Ltd			22		926
Noah Holdings Ltd			24		857
Nof Corp			22		727
Nojima Corp			22		459
Nomad Foods Ltd			13		297
Nomura Co Ltd			72		970
Nordea Bank Abp			391		3,160
Norma Group Se			15		657
Northview Apartment Reit			38		877
Notre Dame Intermedica Partici			69		1,172
Nova Ljubljanska Banka Dd			118		1,603
Novanta Inc			4		332
Novartis Ag			102		9,643
Novocure Ltd			4		305
Obara Group Inc			17		576

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ocado Group Plc			91		1,543
Oci Nv			125		2,622
Ooh!Media Ltd			199		509
Origin Enterprises Plc			70		293
Osaka Soda Co Ltd			12		361
Otp Bank Nyrt			41		2,125
Oxford Instruments Plc			25		515
Pagseguro Digital Ltd			24		826
Paltac Corp			11		551
Parade Technologies Ltd			29		605
Parex Resources Inc			49		906
Pendal Group Ltd			129		782
Pernod Ricard Sa			54		9,618
Persol Holdings Co Ltd			40		747
Pidilite Industries Ltd			29		555
Ping An Healthcare And Technology			80		587
Ping An Insurance Group Co Of			1,304		15,417
Piovan Spa			40		261
Play Communications Sa			104		957
Playtech Plc			208		1,094
Plus500 Ltd			35		413
Polypipe Group Plc			52		375
Polyus Pjsc			42		2,412

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Powertech Technology Inc			204		678
Powszechna Kasa Oszczednosci B			310		2,816
Prudential Plc			472		9,059
Radiant Opto-Electronics Corp			545		2,181
Rathbone Brothers Plc			13		359
Red Electrica Corp Sa			128		2,577
Regional Reit Ltd			272		407
Relia Inc			38		488
Reliance Industries Ltd			266		6,541
Relx Plc			291		7,349
Rengo Co Ltd			88		672
Renishaw Plc			14		723
Renrui Human Resources Technology			105		443
Resurs Holding Ab			82		526
Rfhic Corp			9		297
Richwave Technology Corp			54		304
Rightmove Plc			133		1,114
Roland Dg Corp			31		614
Rotork Plc			143		635
Round One Corp			126		1,226
Royal Dutch Shell Plc			279		8,274
Rsa Insurance Group Plc			397		2,975
Rumo Sa			108		704

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ryanair Holdings Plc			49		4,250
S Immo Ag			29		718
Safaricom Plc			1,612		501
Safestore Holdings Plc			71		753
Safran Sa			45		6,944
Sakata Inx Corp			60		658
Sakata Seed Corp			14		475
Salmar Asa			18		901
Sampo Oyj			81		3,531
Samsung Electronics Co Ltd			698		30,932
Sandfire Resources Ltd			113		473
Sankyu Inc			12		589
Sanlam Ltd			491		2,778
Sanofi			80		8,062
Sansan Inc			10		500
Sanwa Holdings Corp			76		861
Sap Se			75		10,085
Sapiens International Corp Nv			2		39
Savills Plc			258		3,870
Sberbank Of Russia Pjsc			184		3,026
Scout24 Ag			23		1,520
Sea Ltd			21		854
Sega Sammy Holdings Inc			33		476

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Seiko Holdings Corp			36		960
Sensirion Holding Ag			10		432
Service Stream Ltd			220		411
Seven Generations Energy Ltd			40		264
Sgl Carbon Se			58		308
Shandong Weigao Group Medical			743		890
Shenzhou International Group H			190		2,782
Shimao Property Holdings Ltd			687		2,665
Shin-Etsu Chemical Co Ltd			38		4,164
Shop Apotheke Europe Nv			10		498
Shopify Inc			53		20,959
Shopping Centres Australasia			451		847
Signify Nv			66		2,074
Sika Ag			54		10,198
Silergy Corp			29		935
Sinbon Electronics Co Ltd			102		421
Sitc International Holdings Co			1,429		1,742
Sleep Country Cda Holdings Inc			136		2,122
Smartgroup Corp Ltd			111		540
Smcp Sa			55		584
Smith & Nephew Plc			371		9,000
Societa Iniziative Autostradal			40		666
Sojitz Corp			651		2,110

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Solocal Group			423		262
Sparebank 1 Nord Norge			40		362
Sparebank 1 Smn			66		754
Spie Sa			30		613
Spin Master Corp			40		1,214
Spirax-Sarco Engineering Plc			7		839
Spirent Communications Plc			271		904
Ssy Group Ltd			878		711
Stabilus Sa			12		850
Stanley Electric Co Ltd			27		795
Steadfast Group Ltd			314		767
Stoneco Ltd			50		2,019
Stroeer Se & Co Kgaa			10		773
Sul America Sa			69		1,027
Sumitomo Mitsui Financial Grou			116		4,296
Sumitomo Seika Chemicals Co Lt			13		419
Suncor Energy Inc			222		7,272
Sunny Optical Technology Group			159		2,747
Suzuki Motor Corp			65		2,718
Sydbank A/S			33		691
Syncona Ltd			200		582
Systena Corp			39		637
Taiwan Semiconductor Manufacturing			1,392		39,491

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Taiwan Styrene Monomer			672		468
Taiwan Union Technology Corp			139		688
Takuma Co Ltd			52		629
Tamron Co Ltd			18		412
Tanseisha Co Ltd			35		427
Tata Consultancy Services Ltd			39		1,176
Tate & Lyle Plc			269		2,705
Taylor Wimpey Plc			335		860
Tci Co Ltd			123		1,172
Tcs Group Holding Plc			23		505
Tecan Group Ag			6		1,587
Telekom Austria Ag			65		531
Telekomunikasi Indonesia Perse			108		3,069
Telenor Asa			157		2,820
Television Francaise 1			40		336
Tencent Holdings Ltd			692		33,315
Terveystalo Oyj			58		722
Tesco Plc			1,507		5,094
Tethys Oil Ab			71		643
T-Gaia Corp			23		553
Theravance Biopharma Inc			2		61
Thule Group Ab			66		1,523
Tietoevry Oyj			18		568

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Tikehau Capital Sca			22		542
Tinexta Spa			40		520
Tmx Group Ltd			49		4,259
Toei Animation Co Ltd			10		494
Toei Co Ltd			6		823
Tokmanni Group Corp			59		836
Tokuyama Corp			27		704
Tokyo Tatemono Co Ltd			31		492
Tomy Co Ltd			148		1,930
Topsports International Holding			683		827
Totvs Sa			62		989
Towa Pharmaceutical Co Ltd			25		652
Toyo Tire Corp			44		639
Trainline Plc			155		1,042
Transmissora Alianca De Energi			94		730
Trinseo Sa			7		272
Trip.Com Group Ltd			104		3,493
Tripod Technology Corp			169		707
Ts Tech Co Ltd			36		1,146
Tsingtao Brewery Co Ltd			102		686
Turk Telekomunikasyon As			261		323
Tyman Plc			147		530
Unilever Plc			58		3,360

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Uniqure Nv			2		131
Ut Group Co Ltd			12		364
Vale Sa			310		4,092
Valmet Oyj			131		3,144
Van Lanschot Kempen Nv			23		513
Veon Ltd			1,138		2,878
Vesuvius Plc			126		832
Victrex Plc			47		1,546
Vidrala Sa			8		847
Vinci Sa			33		3,702
Vitrolife Ab			42		887
Vivendi Sa			232		6,739
Volkswagen Ag			40		7,818
Voltronic Power Technology Cor			28		665
Vonovia Se			47		2,556
Vt Holdings Co Ltd			101		451
Wal-Mart De Mexico Sab De Cv			3,054		8,779
Wandisco Plc			53		312
Watches Of Switzerland Group			119		593
Wave Life Sciences Ltd			1		6
Weg Sa			188		1,622
Weir Group Plc/The			118		2,368
White Mountains Insurance Group			1		757

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wihlborgs Fastigheter Ab			36		658
Win Semiconductors Corp			169		1,656
Wise Talent Information Technology			249		489
Wix.Com Ltd			8		1,024
Wolters Kluwer Nv			46		3,386
Wonik Ips Co Ltd			66		2,060
Wuxi Apptec Co Ltd			78		971
Wuxi Biologics Cayman Inc			197		2,494
Xaar Plc			146		107
Xero Ltd			10		543
Xp Inc			28		1,097
Yamaha Corp			55		3,072
Yduqs Part			297		3,513
Yellow Hat Ltd			46		834
Yihai International Holding Ltd			126		739
Yougov Plc			121		1,028
Zenkoku Hosho Co Ltd			19		821
Zeon Corp			68		849
Zhongsheng Group Holdings Ltd			179		731
Zozo Inc			13		251
Zur Rose Group Ag			8		879
Total non-U.S. equities					$1,375,181

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
U.S. equities:
1-800-Flowers.Com Inc			2		$32
Aaon Inc			3		124
Aaron'S Inc			4		211
Abm Industries Inc			23		862
Acacia Communications Inc			4		267
Acadia Pharmaceuticals Inc			13		548
Acadia Realty Trust			125		3,247
Acceleron Pharma Inc			4		224
Acco Brands Corp			37		342
Aci Worldwide Inc			78		2,973
Acuity Brands Inc			15		2,051
Addus Homecare Corp			3		296
Advanced Disposal Services Inc			6		196
Advanced Drainage Systems Inc			6		226
Advanced Energy Industries Inc			5		370
Advansix Inc			3		61
Aegion Corp			25		563
Aerie Pharmaceuticals Inc			2		42
Aerojet Rocketdyne Holdings Inc			18		843
Aerovironment Inc			5		295
Agios Pharmaceuticals Inc			2		118
Aimmune Therapeutics Inc			2		74

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Air Lease Corp			25		1,164
Alarm.Com Holdings Inc			1		19
Albany International Corp			7		472
Allegiant Travel Co			1		43
Allied Motion Technologies Inc			1		61
Alnylam Pharmaceuticals Inc			1		22
Amc Networks Inc			9		366
Amedisys Inc			4		710
American Assets Trust Inc			151		6,937
American Eagle Outfitters Inc			13		192
American Homes 4 Rent			227		5,961
American Renal Associates Hold			1		8
American States Water Co			2		161
Americold Realty Trust			381		13,354
Ameris Bancorp			4		186
Amicus Therapeutics Inc			22		215
Amn Healthcare Services Inc			5		287
Anixter International Inc			2		190
Apergy Corp			13		444
Ares Commercial Real Estate Co			11		172
Arqule Inc			1		6
Arrowhead Pharmaceuticals Inc			9		602
Artisan Partners Asset Management			8		247

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Asgn Inc			18		1,271
Aspen Technology Inc			2		238
Astronics Corp			1		23
Atara Biotherapeutics Inc			1		2
Atkore International Group Inc			16		649
Avalonbay Communities Inc			92		19,393
Avanos Medical Inc			1		17
Avid Bioservices Inc			3		21
Avis Budget Group Inc			1		35
Axon Enterprise Inc			1		58
Axos Financial Inc			4		115
Axsome Therapeutics Inc			1		126
Azz Inc			1		20
Badger Meter Inc			3		188
Balchem Corp			2		248
Bankunited Inc			21		784
Barnes Group Inc			11		644
Barrett Business Services Inc			3		228
Beacon Roofing Supply Inc			2		64
Belden Inc			14		775
Berry Global Group Inc			6		304
Bg Staffing Inc			2		40
Biocryst Pharmaceuticals Inc			12		43

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Biodelivery Sciences International			37		231
Bio-Rad Laboratories Inc			1		273
Biotelemetry Inc			4		197
Bizlink Holding Inc			75		564
Bj'S Restaurants Inc			2		77
Bj'S Wholesale Club Holdings Inc			4		94
Blackbaud Inc			6		495
Blackline Inc			2		90
Blackstone Mortgage Trust Inc			20		748
Bluebird Bio Inc			1		67
Blueprint Medicines Corp			4		360
Bmc Stock Holdings Inc			14		401
Booz Allen Hamilton Holding Co			6		395
Boston Beer Co Inc/The			1		336
Boston Private Financial Holding			22		266
Boston Properties Inc			97		13,347
Box Inc			7		121
Boyd Gaming Corp			13		392
Bright Horizons Family Solution			3		392
Brink'S Co/The			1		126
Brixmor Property Group Inc			328		7,094
Broadridge Financial Solutions			1		95
Bruker Corp			3		145

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Brunswick Corp/De			3		207
Builders Firstsource Inc			25		638
Burlington Stores Inc			2		349
Cable One Inc			1		665
Cabot Microelectronics Corp			2		255
Caci International Inc			1		290
Cadence Bancorp			11		192
Cantel Medical Corp			3		207
Caredx Inc			4		86
Career Education Corp			37		682
Caretrust Reit Inc			132		2,728
Cargurus Inc			5		184
Carlisle Cos Inc			10		1,571
Carolina Financial Corp			2		74
Carter'S Inc			3		309
Casella Waste Systems Inc			9		409
Casey'S General Stores Inc			3		401
Cass Information Systems Inc			1		58
Catalent Inc			7		391
Catalyst Pharmaceuticals Inc			17		63
Cavco Industries Inc			2		300
Cboe Global Markets Inc			2		254
Cdk Global Inc			12		640

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Ceco Environmental Corp			2		17
	Centerstate Bank Corp			17		415
	Ceridian Hcm Holding Inc			4		249
	Change Healthcare Inc			52		857
	Charles River Laboratories Int			3		437
	Chart Industries Inc			1		47
	Chase Corp			2		214
	Chatham Lodging Trust			3		48
	Cheesecake Factory Inc/The			3		110
	Chegg Inc			7		274
	Chemed Corp			3		1,283
	Chemocentryx Inc			2		94
	Children'S Place Inc/The			1		19
	Choice Hotels International In			3		302
	Churchill Downs Inc			4		519
	Ciena Corp			19		826
	Cirrus Logic Inc			3		288
*	Citigroup Inc			18,319		1,463,527
	Coca-Cola Consolidated Inc			1		217
	Cogent Communications Holdings			1		87
	Cognex Corp			4		199
	Coherent Inc			22		3,594
	Coherus Biosciences Inc			14		246

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Colony Capital Inc			49		233
Columbia Banking System Inc			11		440
Comfort Systems Usa Inc			5		251
Commvault Systems Inc			6		280
Conmed Corp			3		382
Constellation Pharmaceuticals			1		3
Continental Building Products			12		453
Cooper Cos Inc/The			1		122
Corcept Therapeutics Inc			2		24
Corelogic Inc/United States			5		212
Coresite Realty Corp			2		265
Cornerstone Ondemand Inc			6		334
Corporate Office Properties Tr			234		6,878
Corvel Corp			3		247
Cousins Properties Inc			123		5,041
Cracker Barrel Old Country Sto			1		19
Crane Co			21		1,816
Crocs Inc			14		597
Csg Systems International Inc			3		153
Csw Industrials Inc			5		415
Cubesmart			271		8,548
Curo Group Holdings Corp			8		98
Curtiss-Wright Corp			5		703

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cvr Energy Inc			1		30
Cyrusone Inc			72		4,723
Deciphera Pharmaceuticals Inc			1		77
Deckers Outdoor Corp			2		369
Deluxe Corp			3		159
Denny'S Corp			13		258
Designer Brands Inc			7		103
Dicerna Pharmaceuticals Inc			3		77
Digital Realty Trust Inc			129		15,428
Dine Brands Global Inc			5		388
Diodes Inc			4		230
Domino'S Pizza Inc			1		193
Douglas Dynamics Inc			5		296
Douglas Emmett Inc			175		7,686
Dril-Quip Inc			2		96
Ducommun Inc			1		28
Duke Realty Corp			337		11,690
Dxp Enterprises Inc/Tx			1		9
E Trade Financial Corp			1		46
Eagle Materials Inc			3		236
Eagle Pharmaceuticals Inc/De			3		200
Eastgroup Properties Inc			3		432
Editas Medicine Inc			9		260

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Eiger Biopharmaceuticals Inc			6		88
Emcor Group Inc			10		885
Emergent Biosolutions Inc			7		377
Empire State Realty Trust Inc			236		3,291
Enanta Pharmaceuticals Inc			7		400
Encompass Health Corp			3		211
Energizer Holdings Inc			21		1,037
Enersys			49		3,682
Enova International Inc			24		575
Enphase Energy Inc			10		251
Enpro Industries Inc			2		101
Ensign Group Inc/The			7		300
Entegris Inc			9		431
Entercom Communications Corp			39		183
Envestnet Inc			4		310
Envista Holdings Corp			13		395
Eplus Inc			1		103
Equinix Inc			24		13,917
Equity Lifestyle Properties In			110		7,732
Esperion Therapeutics Inc			6		367
Essex Property Trust Inc			37		11,231
Euronet Worldwide Inc			4		610
Evercore Inc			8		540

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Evolent Health Inc			3		26
Exact Sciences Corp			6		533
Exelixis Inc			3		54
Exlservice Holdings Inc			1		86
Exponent Inc			11		782
Extended Stay America Inc			28		420
Factset Research Systems Inc			1		129
Fair Isaac Corp			2		603
Fate Therapeutics Inc			1		18
Federal Realty Investment Trust			46		5,983
Federal Signal Corp			9		287
Federated Hermes Inc			6		194
Fednat Holding Co			2		37
Ferro Corp			12		173
Fibrogen Inc			3		127
First Bancorp/Southern Pines N			5		204
First Citizens Bancshares Inc			1		319
First Financial Bankshares Inc			4		127
First Hawaiian Inc			29		823
First Industrial Realty Trust			11		481
First Merchants Corp			9		379
First Midwest Bancorp Inc/Il			12		266
Firstcash Inc			4		348

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Five9 Inc			7		435
Foot Locker Inc			5		181
Fortinet Inc			1		125
Forty Seven Inc			1		29
Forward Air Corp			2		145
Foundation Building Materials			5		97
Fox Factory Holding Corp			3		180
Franklin Electric Co Inc			4		257
Frontdoor Inc			33		1,527
Fti Consulting Inc			13		1,516
G1 Therapeutics Inc			2		63
Gardner Denver Holdings Inc			7		263
Gartner Inc			1		147
Gci Liberty Inc			5		335
Generac Holdings Inc			6		564
Genie Energy Ltd			1		9
Genmark Diagnostics Inc			10		47
Gentherm Inc			1		55
Geo Group Inc/The			13		209
Glacier Bancorp Inc			1		34
Global Blood Therapeutics Inc			5		418
Globus Medical Inc			9		554
Gorman-Rupp Co/The			1		50

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Graco Inc			5		272
Grand Canyon Education Inc			4		331
Graphic Packaging Holding Co			100		1,660
Gray Television Inc			8		172
Great Lakes Dredge & Dock Corp			30		336
Green Dot Corp			2		51
Group 1 Automotive Inc			3		264
H&E Equipment Services Inc			7		225
Habit Restaurants Inc/The			7		77
Haemonetics Corp			7		799
Halozyme Therapeutics Inc			10		174
Hanger Inc			7		180
Hanmi Financial Corp			14		277
Hanover Insurance Group Inc/Th			4		554
Harborone Bancorp Inc			1		2
Harsco Corp			3		71
Hb Fuller Co			2		114
Healthcare Trust Of America In			265		8,014
Healthequity Inc			7		532
Healthpeak Properties Inc			416		14,345
Healthstream Inc			1		22
Heico Corp			3		311
Heidrick & Struggles International			2		76

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Herc Holdings Inc			1		9
Heritage Insurance Holdings Inc			1		7
Heritage-Crystal Clean Inc			1		15
Herman Miller Inc			6		233
Hexcel Corp			4		286
Hibbett Sports Inc			1		37
Hillenbrand Inc			7		245
Hilton Grand Vacations Inc			6		223
Hms Holdings Corp			15		454
Host Hotels & Resorts Inc			588		10,905
Houlihan Lokey Inc			2		117
Huron Consulting Group Inc			4		248
Iaa Inc			13		651
Icu Medical Inc			2		333
Idex Corp			1		82
Immunogen Inc			18		92
Immunomedics Inc			5		120
Ingevity Corp			6		537
Innospec Inc			6		629
Innoviva Inc			4		57
Inogen Inc			1		43
Inovalon Holdings Inc			18		333
Inphi Corp			3		221
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Insight Enterprises Inc			23		1,681
Insmed Inc			9		209
Insperity Inc			3		279
Inspire Medical Systems Inc			1		49
Installed Building Products In			4		289
Insulet Corp			1		186
Integer Holdings Corp			2		197
Inter Parfums Inc			1		62
Intercept Pharmaceuticals Inc			2		296
Invitation Homes Inc			321		9,621
Ionis Pharmaceuticals Inc			1		62
Iovance Biotherapeutics Inc			5		131
Ironwood Pharmaceuticals Inc			23		301
Itron Inc			1		14
J&J Snack Foods Corp			5		818
J2 Global Inc			9		845
Jack In The Box Inc			2		177
Jagged Peak Energy Inc			28		236
John B Sanfilippo & Son Inc			1		157
John Bean Technologies Corp			6		687
Jones Lang Lasalle Inc			20		3,504
Kar Auction Services Inc			27		596
Karyopharm Therapeutics Inc			2		35

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Kb Home			1		3
Kemper Corp			2		165
Kforce Inc			2		85
Kimball International Inc			5		111
Kodiak Sciences Inc			2		150
Kontoor Brands Inc			2		68
Korn Ferry			5		207
Kosmos Energy Ltd			86		491
Kura Oncology Inc			1		18
Lakeland Financial Corp			3		153
Landstar System Inc			5		473
Lantheus Holdings Inc			7		152
Lattice Semiconductor Corp			15		282
La-Z-Boy Inc			5		148
Lb Foster Co			1		14
Lci Industries			9		910
Lennox International Inc			1		326
Liberty Tripadvisor Holdings Inc			6		42
Life Storage Inc			61		6,598
Lifevantage Corp			15		233
Ligand Pharmaceuticals Inc			2		189
Lincoln Electric Holdings Inc			1		134
Lithia Motors Inc			11		1,588

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Littelfuse Inc			8		1,539
Live Nation Entertainment Inc			2		159
Logmein Inc			1		112
Lululemon Athletica Inc			36		8,414
Lydall Inc			3		66
Madrigal Pharmaceuticals Inc			1		53
Malibu Boats Inc			8		320
Manhattan Associates Inc			3		250
Marcus & Millichap Inc			53		1,981
Marketaxess Holdings Inc			1		408
Marriott Vacations Worldwide			1		50
Masimo Corp			3		446
Mastec Inc			8		509
Matador Resources Co			8		138
Materion Corp			3		164
Maximus Inc			15		1,100
Maxlinear Inc			9		194
Mcgrath Rentcorp			1		115
Medpace Holdings Inc			12		992
Mercadolibre Inc			8		4,291
Mercury Systems Inc			5		374
Meta Financial Group Inc			3		122
Mettler-Toledo International			11		8,960

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Mfa Financial Inc			107		817
Mgic Investment Corp			4		60
Middleby Corp/The			1		36
Middlesex Water Co			2		119
Minerals Technologies Inc			11		598
Mirati Therapeutics Inc			1		187
Mks Instruments Inc			3		378
Mobile Mini Inc			1		26
Molina Healthcare Inc			3		461
Monmouth Real Estate Investment			16		225
Monolithic Power Systems Inc			2		350
Moog Inc			3		261
Mrc Global Inc			1		4
Msa Safety Inc			2		238
Msc Industrial Direct Co Inc			20		1,567
Msg Networks Inc			5		85
Mueller Industries Inc			8		251
Murphy Usa Inc			3		409
Myers Industries Inc			1		10
Myokardia Inc			2		129
Myr Group Inc			1		31
Natera Inc			2		74
National Cinemedia Inc			7		55

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
National General Holdings Corp			42		938
National Health Investors Inc			1		80
National Retail Properties Inc			149		8,006
National Vision Holdings Inc			5		161
Navient Corp			42		568
Navistar International Corp			1		2
Ncr Corp			22		767
Neenah Inc			1		11
Nektar Therapeutics			2		41
Nelnet Inc			9		518
Neogenomics Inc			13		382
Neurocrine Biosciences Inc			1		136
Nevro Corp			2		190
Newmark Group Inc			6		77
Newmarket Corp			1		248
Nexstar Media Group Inc			3		296
Nic Inc			13		293
Nmi Holdings Inc			40		1,327
Nordson Corp			1		205
Nuvasive Inc			6		464
Nve Corp			3		183
O-I Glass Inc			23		270
Old Dominion Freight Line Inc			1		216

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Olin Corp			10		173
Omnicell Inc			9		725
Omnova Solutions Inc			1		14
Onto Innovation Inc			3		132
Ormat Technologies Inc			4		268
Osi Systems Inc			6		589
Otter Tail Corp			2		97
Pacira Biosciences Inc			3		112
Papa John'S International Inc			3		163
Park Aerospace Corp			4		60
Park Hotels & Resorts Inc			52		1,343
Patrick Industries Inc			4		226
Patterson Cos Inc			9		175
Paylocity Holding Corp			1		15
Pbf Energy Inc			5		143
Pdc Energy Inc			2		65
Peapack Gladstone Financial Co			6		183
Pebblebrook Hotel Trust			188		5,036
Pegasystems Inc			4		300
Penn National Gaming Inc			11		285
Pennant Group Inc/The			4		152
Penumbra Inc			1		246
Perficient Inc			6		263

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Performance Food Group Co			15		779
Perspecta Inc			4		107
Phibro Animal Health Corp			3		76
Piper Sandler Cos			1		15
Plantronics Inc			1		24
Polyone Corp			7		262
Pool Corp			2		516
Portola Pharmaceuticals Inc			3		83
Post Holdings Inc			2		271
Power Integrations Inc			1		110
Pq Group Holdings Inc			26		456
Pra Group Inc			9		334
Pra Health Sciences Inc			4		456
Preferred Bank/Los Angeles Ca			4		235
Prestige Consumer Healthcare I			4		167
Primerica Inc			3		453
Primoris Services Corp			5		101
Principia Biopharma Inc			1		27
Proassurance Corp			9		342
Progress Software Corp			12		512
Prologis Inc			167		14,920
Proofpoint Inc			3		302
Prosperity Bancshares Inc			1		94

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Providence Service Corp/The			1		19
Ps Business Parks Inc			3		557
Ptc Inc			1		66
Ptc Therapeutics Inc			4		172
Puma Biotechnology Inc			8		69
Pzena Investment Management In			10		90
Qad Inc			1		27
Quaker Chemical Corp			1		218
Qualys Inc			6		472
R1 Rcm Inc			13		166
Radian Group Inc			21		529
Radius Health Inc			4		84
Rci Hospitality Holdings Inc			1		25
Re/Max Holdings Inc			1		8
Realpage Inc			5		246
Reata Pharmaceuticals Inc			1		70
Redwood Trust Inc			19		321
Rent-A-Center Inc/Tx			15		436
Repligen Corp			7		638
Resideo Technologies Inc			2		23
Resmed Inc			85		13,174
Retrophin Inc			1		2
Rexford Industrial Realty Inc			205		9,349

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Rexnord Corp			4		139
Rh			1		118
Rigel Pharmaceuticals Inc			34		72
Rimini Street Inc			6		22
Rli Corp			3		233
Rmr Group Inc/The			6		272
Rocket Pharmaceuticals Inc			1		7
Rogers Corp			1		187
Rollins Inc			4		124
Rubicon Project Inc/The			2		14
Ruth'S Hospitality Group Inc			15		338
Ryerson Holding Corp			3		31
Ryman Hospitality Properties I			4		375
Sabre Corp			93		2,091
Sage Therapeutics Inc			2		133
Samsonite International Sa			861		2,067
Sanderson Farms Inc			1		13
Sanmina Corp			8		279
Sarepta Therapeutics Inc			1		151
Schweitzer-Mauduit Internation			15		619
Science Applications Internati			13		1,153
Scientific Games Corp			3		68
Scotts Miracle-Gro Co/The			2		190

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Seattle Genetics Inc			1		134
Seaworld Entertainment Inc			9		298
Select Medical Holdings Corp			7		174
Semtech Corp			5		265
Seritage Growth Properties			81		3,259
Service Corp International/Us			7		323
Servicemaster Global Holdings			7		254
Shenandoah Telecommunications			2		76
Signature Bank/New York Ny			1		130
Silicon Laboratories Inc			4		458
Silvercrest Asset Management G			1		13
Simon Property Group Inc			95		14,135
Simpson Manufacturing Co Inc			2		164
Six Flags Entertainment Corp			2		107
Skechers U.S.A. Inc			18		756
Skyline Champion Corp			2		49
Sleep Number Corp			44		2,149
Slm Corp			187		1,666
Spectrum Brands Holdings Inc			3		217
Spectrum Pharmaceuticals Inc			2		9
Spirit Airlines Inc			5		218
Spirit Realty Capital Inc			4		201
Sprouts Farmers Market Inc			8		154

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Sps Commerce Inc			11		628
Spx Corp			1		56
Ss&C Technologies Holdings Inc			4		246
Staar Surgical Co			6		195
Standard Motor Products Inc			6		297
Standex International Corp			1		40
Stemline Therapeutics Inc			6		61
Stepan Co			1		108
Steven Madden Ltd			31		1,334
Stock Yards Bancorp Inc			1		56
Store Capital Corp			233		8,693
Strategic Education Inc			3		463
Sun Communities Inc			30		4,446
Suncoke Energy Inc			60		371
Supernus Pharmaceuticals Inc			7		145
Surgery Partners Inc			1		22
Sykes Enterprises Inc			21		780
Syneos Health Inc			12		693
Synnex Corp			8		1,029
Synovus Financial Corp			15		591
Syros Pharmaceuticals Inc			1		8
Tabula Rasa Healthcare Inc			2		111
Tactile Systems Technology Inc			6		385

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Take-Two Interactive Software			2		242
Tandem Diabetes Care Inc			2		131
Tanger Factory Outlet Centers			2		32
Tech Data Corp			1		113
Techtarget Inc			10		253
Teladoc Health Inc			1		39
Teledyne Technologies Inc			1		396
Telenav Inc			7		35
Tenet Healthcare Corp			6		236
Tennant Co			1		87
Terraform Power Inc			6		85
Terreno Realty Corp			6		311
Tetra Tech Inc			16		1,379
Texas Pacific Land Trust			1		817
Texas Roadhouse Inc			7		413
Thor Industries Inc			2		127
Timken Co/The			8		469
Topbuild Corp			3		282
Toro Co/The			5		398
Treehouse Foods Inc			2		117
Trex Co Inc			2		159
Trinet Group Inc			6		353
Triumph Group Inc			4		114

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ttec Holdings Inc			20		793
Tutor Perini Corp			17		215
Two Harbors Investment Corp			93		1,353
Tyler Technologies Inc			1		289
Ubiquiti Inc			1		274
Udr Inc			275		12,855
Ultragenyx Pharmaceutical Inc			4		150
Umpqua Holdings Corp			15		263
Unifirst Corp/Ma			1		299
Unisys Corp			12		140
United Community Banks Inc/Ga			7		216
Univar Solutions Inc			4		109
Universal Corp/Va			7		411
Universal Electronics Inc			1		75
Universal Forest Products Inc			5		258
Universal Insurance Holdings I			4		109
Upland Software Inc			1		49
Us Ecology Inc			3		154
Us Physical Therapy Inc			4		422
Vail Resorts Inc			2		405
Valvoline Inc			43		922
Vanda Pharmaceuticals Inc			35		579
Vector Group Ltd			16		214

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Vectrus Inc			2		115
Vereit Inc			1,004		9,279
Verint Systems Inc			8		433
Verso Corp			2		33
Viavi Solutions Inc			3		45
Vici Properties Inc			513		13,106
Virtus Investment Partners Inc			20		2,443
Visteon Corp			2		137
Voyager Therapeutics Inc			8		105
Walker & Dunlop Inc			17		1,107
Washington Federal Inc			20		725
Watsco Inc			2		275
Watts Water Technologies Inc			1		84
Welltower Inc			161		13,156
Wendy'S Co/The			15		322
Wesco International Inc			34		2,029
West Pharmaceutical Services Inc			2		361
Western Alliance Bancorp			5		265
Wex Inc			2		353
Wingstop Inc			2		213
Winmark Corp			1		267
Winnebago Industries Inc			1		2
Woodward Inc			3		375

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Workiva Inc			5		217
World Fuel Services Corp			31		1,327
Worthington Industries Inc			1		70
Wpx Energy Inc			25		346
Ww International Inc			2		70
Wyndham Hotels & Resorts Inc			20		1,242
Xencor Inc			13		444
Xperi Corp			3		49
Xpo Logistics Inc			3		243
Yelp Inc			16		550
Yum China Holdings Inc			20		949
Zebra Technologies Corp			2		412
Zumiez Inc			1		14
Total U.S. equities					$2,040,733

Synthetic guaranteed invesment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			991		$12,680
Asset-Backed Securities Index Fund			1,919		70,141
Commercial Mortgage-Backed Securities Index Fund			434		13,636
1-3 Year Government Bond Index Fund			319		38,940
Intermediate Government Bond Index Fund			690		31,230
Intermediate Term Credit Bond Index Fund			2,030		121,892

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Long Term Gov Bd Index Fd			120		11,600
Mortgage-Backed Securities (Mbs) Index Fund			1,632		89,708
Wrapper					137
Total Voya Retirement INs & Annuity Co 60266					389,964

Prudential GA-62194
Treasury Bond	7.25%	8/15/2022	4,416		5,174
Treasury Bond	6.25%	8/15/2023	5,893		6,984
Treasury Note	2.13%	7/31/2024	8,682		8,928
Treasury Note	1.88%	9/30/2022	2,449		2,479
Treasury Note	2.00%	10/31/2022	2,302		2,335
Treasury Note	2.25%	11/15/2027	15,250		15,731
Treasury Note	2.88%	11/15/2021	7,723		7,934
Treasury Note	1.75%	7/31/2021	6,516		6,579
Treasury Note	2.00%	11/30/2020	4,124		4,144
Treasury Note	2.13%	9/30/2021	14,276		14,480
Treasury Note	2.00%	2/15/2025	5,526		5,648
Treasury Note	2.00%	8/15/2025	2,632		2,688
Treasury Note	1.75%	9/30/2022	1,889		1,906
Treasury Note	2.25%	11/15/2025	4,056		4,179
Treasury Note	1.13%	2/28/2021	2,114		2,110
Treasury Note	1.38%	4/30/2021	3,516		3,514
Treasury Note	1.63%	4/30/2023	11,352		11,384

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Treasury Note	1.38%	5/31/2021	5,968		5,957
Treasury Note	1.88%	4/30/2022	12,094		12,213
Treasury Note	2.13%	5/15/2025	6,486		6,638
Treasury Note	2.13%	6/30/2022	3,846		3,898
Treasury Note	1.75%	11/15/2029	1,387		1,371
Treasury Note	1.63%	12/15/2022	1,709		1,713
Treasury Note	1.75%	12/31/2026	682		679
Treasury Note	1.75%	12/31/2024	4,716		4,732
Treasury Note	1.63%	12/31/2021	195		195
Treasury Strip (Int)	—%	2/15/2029	2,639		2,190
Fnma	2.00%	10/5/2022	585		593
Fnma	2.88%	9/12/2023	202		213
Fnma	2.88%	10/30/2020	150		152
Fnma	2.63%	1/11/2022	1,020		1,053
Fnma	2.25%	4/12/2022	157		161
Fhlmc	1.50%	1/17/2020	300		302
Fhlmc	2.38%	2/16/2021	975		992
Pefco	4.30%	12/15/2021	240		252
Pefco	3.55%	1/15/2024	217		234
Pefco	1.75%	11/15/2024	255		254
Tva	2.25%	3/15/2020	277		280
Fgold 30Yr Giant	5.50%	1/1/2035	64		72
Fgold 30Yr Giant	4.50%	6/1/2039	108		119

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr Giant	4.00%	11/1/2039	306		329
Fgold 30Yr Giant	4.50%	12/1/2039	185		202
Fgold 30Yr Giant	5.50%	1/1/2040	88		99
Fgold 30Yr Giant	4.00%	12/1/2040	276		297
Fgold 30Yr Giant	4.00%	12/1/2040	286		308
Fgold 30Yr Giant	4.00%	2/1/2041	510		549
Fgold 30Yr Giant	4.50%	4/1/2041	701		765
Fgold 30Yr Giant	3.00%	6/1/2042	362		374
Fgold 30Yr Giant	3.50%	9/1/2042	607		641
Fgold 15Yr Giant	3.00%	1/1/2032	543		563
Fgold 15Yr Giant	2.00%	1/1/2032	367		364
Fgold 30Yr Giant	4.00%	8/1/2047	579		611
Fgold 30Yr Giant	4.50%	8/1/2047	569		609
Fgold 30Yr Giant	3.50%	10/1/2047	604		629
Fgold 30Yr Giant	3.50%	1/1/2048	706		736
Fgold 30Yr Giant	4.00%	6/1/2048	454		475
Fgold 30Yr Giant	4.00%	7/1/2048	1,050		1,098
Fgold 30Yr Giant	5.50%	6/1/2038	396		445
Fgold 30Yr Giant	4.50%	10/1/2039	435		475
Fgold 30Yr Giant	4.50%	11/1/2039	86		94
Fgold 30Yr Giant	3.50%	5/1/2045	1,225		1,285
Fgold 30Yr Giant	4.00%	11/1/2045	754		802
Fgold 30Yr Giant	3.50%	12/1/2045	2,050		2,150

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr Giant	4.00%	12/1/2046	535		566
Fgold 30Yr Giant	3.00%	1/1/2047	978		1,004
Fgold 15Yr Giant	2.50%	12/1/2031	271		275
Fgold 20Yr	3.00%	1/1/2037	342		352
Fgold 20Yr	3.50%	11/1/2037	312		326
Fgold 20Yr	3.00%	12/1/2037	305		314
Fgold 15Yr	4.00%	6/1/2026	216		226
Fgold 15Yr	4.00%	7/1/2026	111		116
Fgold 30Yr	3.00%	12/1/2042	583		602
Fgold 30Yr	3.00%	10/1/2042	364		376
Fgold 30Yr	3.00%	1/1/2043	1,198		1,238
Fgold 30Yr	4.00%	11/1/2040	263		283
Fgold 30Yr	4.00%	12/1/2040	604		650
Fgold 15Yr	2.50%	11/1/2027	236		239
Fgold 15Yr	2.50%	8/1/2028	230		$234
Fgold 15Yr	3.00%	8/1/2029	338		349
Fgold 15Yr	2.50%	4/1/2031	418		424
Fgold 15Yr	2.50%	7/1/2031	262		266
Fhlmc 30Yr Umbs Mirror	4.50%	12/1/2048	1,112		$1,179
Fhlmc 30Yr Umbs Mirror	3.50%	1/1/2049	1,460		1,509
Fhlmc 15Yr Umbs	2.50%	12/1/2034	1,490		1,507
Fhlmc 30Yr Umbs	2.50%	12/1/2049	750		743
Fgold 30Yr	5.00%	8/1/2041	832		921

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr	5.00%	7/1/2041	234		260
Fhlmc Gold 30Yr	2.50%	1/1/2043	359		361
Fhlmc Gold 30Yr	3.00%	2/1/2043	675		698
Fhlmc Gold 30Yr	3.50%	9/1/2043	931		$983
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	545		564
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	789		815
Fhlmc Gold 30Yr	3.50%	12/1/2046	343		$361
Fhlmc Gold 30Yr	4.50%	7/1/2047	276		295
Fhlmc Gold 30Yr	4.00%	1/1/2048	1,232		1,300
Fnma 30Yr	5.50%	5/1/2037	99		111
Fnma 30Yr	5.50%	6/1/2033	129		145
Fnma 30Yr	5.50%	10/1/2033	164		184
Fnma 30Yr	4.00%	12/1/2040	453		487
Fnma 30Yr	4.00%	1/1/2041	586		630
Fnma 30Yr	4.50%	2/1/2041	980		1,068
Fnma 30Yr	4.00%	2/1/2041	260		280
Fnma 15Yr	3.50%	9/1/2026	131		136
Fnma 30Yr	4.00%	1/1/2042	621		666
Fnma 30Yr	3.00%	10/1/2043	51		53
Fnma 30Yr	5.00%	12/1/2034	323		360
Fnma 15Yr	3.00%	5/1/2027	528		544
Fnma 30Yr	4.50%	5/1/2039	114		125
Fnma 30Yr	3.50%	8/1/2042	727		760

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	3.50%	5/1/2042	1,779		1,878
Fnma 15Yr	2.50%	4/1/2028	97		98
Fnma 30Yr	3.00%	12/1/2042	379		392
Fnma 30Yr	3.00%	1/1/2043	720		744
Fnma 30Yr	3.00%	2/1/2043	848		875
Fnma 30Yr	3.00%	7/1/2043	568		586
Fnma 30Yr	3.50%	3/1/2043	648		685
Fnma 30Yr	3.00%	10/1/2043	210		216
Fnma 15Yr	3.00%	8/1/2028	404		417
Fnma 30Yr	4.00%	9/1/2044	524		559
Fnma 30Yr	4.00%	7/1/2045	448		477
Fnma 30Yr	3.50%	5/1/2045	901		951
Fnma 30Yr	3.50%	6/1/2045	1,601		1,679
Fnma 15Yr	3.00%	12/1/2030	263		271
Fnma 30Yr	4.00%	12/1/2045	850		904
Fnma 30Yr	3.50%	4/1/2046	950		993
Fnma 30Yr	4.00%	7/1/2046	233		247
Fnma 15Yr	2.00%	8/1/2031	395		393
Fnma 30Yr	2.50%	9/1/2046	610		609
Fnma 20Yr	3.00%	11/1/2036	1,026		1,056
Fnma 30Yr	3.00%	12/1/2046	247		253
Fnma 30Yr	3.50%	12/1/2046	1,057		1,105
Fnma 30Yr	3.00%	1/1/2047	2,496		2,561

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	4.00%	2/1/2047	2,306		2,440
Fnma 15Yr	2.50%	7/1/2028	254		258
Fnma 30Yr	3.00%	9/1/2043	176		182
Fnma 15Yr	2.50%	8/1/2028	269		272
Fnma 15Yr	2.50%	8/1/2028	24		25
Fnma 15Yr	3.00%	11/1/2028	198		204
Fnma 30Yr	4.00%	10/1/2043	202		216
Fnma 15Yr	2.50%	2/1/2029	185		188
Fnma 15Yr	3.50%	7/1/2027	509		530
Fnma 15Yr	2.50%	7/1/2030	188		191
Fnma 30Yr	5.50%	4/1/2034	138		155
Fnma 30Yr	5.00%	4/1/2034	667		736
Fnma 30Yr	5.50%	9/1/2034	133		149
Fnma 30Yr	5.00%	7/1/2035	195		216
Fnma 30Yr	5.50%	2/1/2035	234		263
Fnma 30Yr	3.50%	9/1/2047	979		1,020
Fnma 15Yr	3.50%	12/1/2030	146		152
Fnma 30Yr	4.00%	1/1/2048	629		663
Fnma 30Yr	4.50%	11/1/2048	578		611
Fnma 30Yr Umbs	3.50%	6/1/2049	3,770		3,889
Fnma 30Yr Umbs	3.50%	8/1/2049	2,250		2,317
Fnma 30Yr	3.50%	5/1/2049	1,067		1,101
Fnma 30Yr	3.50%	8/1/2048	695		719

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	6.50%	12/1/2037	86		100
Fnma 30Yr	6.00%	5/1/2038	383		440
Fnma 30Yr	4.00%	9/1/2040	251		270
Fnma 30Yr	5.50%	3/1/2038	139		156
Fnma 30Yr	4.00%	3/1/2039	82		88
Fnma 30Yr	4.50%	2/1/2041	951		1,036
Fnma 30Yr	4.50%	3/1/2041	334		365
Fnma 30Yr	3.50%	5/1/2042	716		758
Fnma 30Yr	3.50%	9/1/2042	284		300
Fnma 30Yr	3.50%	6/1/2042	1,909		2,015
Fnma 15Yr	2.50%	9/1/2027	964		977
Fnma 30Yr	3.00%	10/1/2042	395		408
Fnma 30Yr	3.50%	11/1/2042	1,071		1,130
Fnma 30Yr	3.00%	12/1/2042	1,083		1,119
Fnma 30Yr	3.00%	1/1/2043	189		195
Fnma 30Yr	3.00%	1/1/2043	545		563
Fnma 30Yr	3.00%	1/1/2043	773		798
Fnma 30Yr	3.00%	3/1/2043	825		855
Fnma 30Yr	4.50%	9/1/2039	145		158
Fnma 20Yr	4.50%	6/1/2031	225		241
Fnma 15Yr	3.50%	3/1/2026	47		49
Fnma 30Yr	3.50%	1/1/2046	537		562
Fnma 30Yr	4.50%	12/1/2048	411		435
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	3.00%	1/1/2047	999		1,025
Fnma 30Yr	4.00%	10/1/2047	2,460		2,595
Fnma 30Yr	3.50%	11/1/2047	2,047		2,132
Fnma 30Yr	4.50%	3/1/2048	362		387
Fnma 30Yr	4.00%	2/1/2048	588		620
Fnma 30Yr	4.00%	4/1/2048	1,438		1,503
Fnma 15Yr	3.50%	3/1/2033	303		315
Fnma 15Yr	3.50%	5/1/2033	835		869
Fnma 30Yr Umbs	3.50%	8/1/2049	751		775
Fnma 30Yr Umbs	2.50%	11/1/2049	2,119		2,099
Fnma 15Yr	3.50%	2/1/2026	104		108
Fnma 30Yr	4.00%	7/1/2040	122		131
Fnma 30Yr	3.50%	6/1/2039	194		205
Fnma 30Yr	4.00%	10/1/2040	88		94
Gnma 30Yr	3.50%	1/15/2042	463		488
Gnma 30Yr	3.00%	11/15/2042	656		682
Gnma2 30Yr	4.00%	4/20/2042	144		153
Gnma2 30Yr	3.00%	8/20/2042	270		280
Gnma2 30Yr	3.50%	8/20/2042	853		901
Gnma2 30Yr	3.00%	9/20/2042	550		571
Gnma2 30Yr	3.50%	9/20/2042	672		710
Gnma2 30Yr	3.50%	10/20/2042	668		705
Gnma2 30Yr	3.00%	12/20/2042	282		293

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	3.00%	1/20/2043	398		413
Gnma2 30Yr	3.50%	5/20/2043	825		869
Gnma2 30Yr	4.50%	6/20/2044	439		476
Gnma2 30Yr	3.50%	10/20/2044	845		887
Gnma2 30Yr	4.00%	10/20/2044	569		604
Gnma2 30Yr	3.00%	12/20/2044	222		231
Gnma2 30Yr	3.50%	4/20/2046	635		664
Gnma2 30Yr	3.50%	4/20/2045	1,094		1,145
Gnma2 30Yr	3.50%	6/20/2045	423		443
Gnma2 30Yr	3.00%	8/20/2045	489		507
Gnma2 30Yr	3.00%	9/20/2045	477		495
Gnma2 30Yr	4.00%	12/20/2045	1,049		1,109
Gnma2 30Yr	4.00%	5/20/2046	539		569
Gnma2 30Yr	3.00%	7/20/2046	550		569
Gnma2 30Yr	3.50%	7/20/2046	515		538
Gnma2 30Yr	3.50%	8/20/2046	572		598
Gnma2 30Yr	3.50%	9/20/2046	584		611
Gnma2 30Yr	3.00%	10/20/2046	1,490		1,541
Gnma2 30Yr	4.00%	10/20/2046	214		225
Gnma2 30Yr	3.50%	11/20/2046	184		193
Gnma2 30Yr	4.00%	11/20/2046	263		277
Gnma2 30Yr	2.50%	12/20/2046	318		322
Gnma2 30Yr	3.00%	12/20/2046	1,550		1,603

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	3.50%	12/20/2046	1,869		1,954
Gnma2 30Yr	4.00%	3/20/2047	688		725
Gnma2 30Yr	3.50%	8/20/2048	439		456
Gnma2 30Yr	3.50%	6/20/2047	304		316
Gnma2 30Yr	3.50%	7/20/2047	896		933
Gnma2 30Yr	4.00%	8/20/2047	568		596
Gnma2 30Yr	3.50%	8/20/2047	617		643
Gnma2 30Yr	4.00%	9/20/2047	1,058		1,111
Gnma2 30Yr	3.50%	11/20/2047	1,702		1,773
Gnma2 30Yr	4.00%	12/20/2047	451		473
Gnma2 30Yr	4.00%	1/20/2048	698		733
Gnma2 30Yr	4.50%	1/20/2048	454		480
Gnma2 30Yr	4.50%	2/20/2048	450		476
Gnma2 30Yr	3.50%	12/20/2048	1,008		1,048
Gnma 30Yr	3.50%	5/15/2043	287		303
Gnma 30Yr	3.00%	3/15/2043	440		457
Gnma2 15Yr	3.00%	3/20/2027	128		132
Gnma2 30Yr	5.00%	8/20/2039	90		98
Gnma2 30Yr	4.50%	5/20/2040	381		412
Gnma2 30Yr	4.50%	7/20/2040	234		253
Gnma2 30Yr	4.00%	9/20/2040	292		312
Gnma2 30Yr	4.00%	10/20/2040	449		481
Gnma2 30Yr	4.50%	10/20/2040	253		273

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	4.50%	12/20/2040	361		389
Gnma2 30Yr	4.00%	2/20/2041	97		103
Gnma2 30Yr	4.00%	1/20/2041	178		190
Gnma2 30Yr	4.00%	3/20/2041	278		297
Gnma2 30Yr	5.00%	4/20/2041	315		345
Gnma2 30Yr	4.50%	8/20/2041	312		336
Gnma2 30Yr	4.50%	7/20/2041	106		114
Gnma 30Yr	4.50%	11/15/2039	186		202
Gnma 30Yr	4.50%	4/15/2040	349		378
Gnma 30Yr	5.00%	5/15/2035	109		120
Gnma 30Yr Platinum	5.00%	7/15/2039	161		177
Gnma 30Yr	5.50%	4/15/2038	88		97
Gnma 30Yr	5.50%	6/15/2038	178		198
Umbs 30Yr Tba(Reg A)	3.00%	1/14/2020	1,500		1,522
Umbs 30Yr Tba(Reg A)	3.50%	1/14/2020	4,499		4,633
Umbs 30Yr Tba(Reg A)	4.00%	2/12/2020	(1,874)		(1,953)
Umbs 30Yr Tba(Reg A)	3.50%	2/12/2020	750		772
Bacct_18-A3	3.10%	12/15/2023	750		765
Chait_12-A7	2.16%	9/15/2024	1,200		1,209
Chait_14-A2	2.77%	3/15/2023	600		607
Comm_15-Pc1	3.62%	7/10/2050	750		788
Comm_15-Cr25	3.51%	8/10/2048	904		950
Comm_15-Cr26	3.63%	10/10/2048	2,287		2,429

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Comm_16-Dc2	3.50%	2/10/2049	750		791
Comm_16-Dc2	3.77%	2/10/2049	1,050		1,123
Csail_15-C3	3.45%	8/15/2048	750		783
Csail_16-C7	3.21%	11/15/2049	750		773
Fna_17-M1	2.42%	10/25/2026	600		606
Fhms_K064	3.22%	3/25/2027	1,874		1,989
Fhms_K077	3.85%	5/25/2028	120		132
Fhms_K083	4.03%	10/25/2028	225		251
Jpmbb_15-C30	3.55%	7/15/2048	1,200		1,267
Jpmcc_19-Cor4	3.76%	3/10/2052	1,200		1,295
Msbam_15-C23	3.45%	7/15/2050	1,500		1,577
Msbam_15-C26	3.21%	10/15/2048	1,814		1,869
Msbam_15-C24	3.73%	5/15/2048	1,500		1,601
Msbam_15-C25	3.37%	10/15/2048	1,050		1,102
Ubscm_18-C11	4.31%	6/15/2051	787		859
Ubscm_18-C13	4.07%	10/15/2051	1,200		1,326
Chubb Ina Hldgs Inc	2.70%	3/13/2023	382		393
Chubb Ina Hldgs Inc	3.35%	5/15/2024	262		278
Chubb Ina Hldgs Inc	2.30%	11/3/2020	150		151
Aetna Inc	2.75%	11/15/2022	202		206
American Intl Grp Inc	4.13%	2/15/2024	67		74
American Intl Grp Inc	3.75%	7/10/2025	300		326
American Intl Grp Inc	3.90%	4/1/2026	405		438

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Anthem Inc	3.65%	12/1/2027	330		350
	Arch Cap Fin Llc	4.01%	12/15/2026	37		41
	Bank Of Amer Corp	4.00%	1/22/2025	270		293
	Bank Of Amer Corp	3.95%	4/21/2025	615		661
	Bank Of Amer Corp	3.82%	1/20/2028	322		352
	Bank Of Amer Corp	3.42%	12/20/2028	354		372
	Bank Of Amer Corp	3.97%	3/5/2029	840		925
	Bank Of Amer Corp	3.97%	2/7/2030	375		418
*	Bank Of Ny Mellon Corp	3.40%	5/15/2024	195		206
	Barclays Plc	4.38%	1/12/2026	360		397
	Barclays Plc	4.34%	1/10/2028	247		271
	Barclays Plc	4.97%	5/16/2029	165		187
	Berkshire Hathaway Inc	2.75%	3/15/2023	772		800
	Berkshire Hathaway Inc	3.13%	3/15/2026	495		527
	Boston Properties Lp	3.85%	2/1/2023	270		287
	Cigna Corp	4.38%	12/15/2020	165		168
	Cna Finl Corp	3.95%	5/15/2024	307		330
	Capital One Bk Usa Na	3.38%	2/15/2023	217		228
	Capital One Na	2.95%	7/23/2021	195		200
	Credit Suisse Grp Fdg Guernsey Ltd	3.75%	3/26/2025	375		401
	Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	375		420
	Discover Finl Svcs	3.85%	11/21/2022	547		574
	Goldman Sachs Grp Inc	3.85%	1/26/2027	757		819

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Goldman Sachs Grp Inc	3.69%	6/5/2028	817		871
Goldman Sachs Grp Inc	3.50%	11/16/2026	255		269
Hsbc Hldgs Plc	4.58%	6/19/2029	397		444
Hsbc Hldgs Plc	2.63%	11/7/2025	165		166
Hcp Inc	3.00%	1/15/2030	180		181
Jpmorgan Chase & Co	4.35%	8/15/2021	300		316
Jpmorgan Chase & Co	3.20%	1/25/2023	82		87
Jpmorgan Chase & Co	3.88%	2/1/2024	240		260
Jpmorgan Chase & Co	3.63%	5/13/2024	712		758
Jpmorgan Chase & Co	3.88%	9/10/2024	292		317
Jpmorgan Chase & Co	3.51%	1/23/2029	1,919		2,067
Jp Morgan Chase & Co	4.45%	12/5/2029	375		428
Keycorp	5.10%	3/24/2021	105		110
Keybank Na	3.90%	4/13/2029	750		815
Lincoln Natl Corp	3.05%	1/15/2030	67		69
Lloyds Bkg Grp Plc	4.38%	3/22/2028	300		335
Markel Corp	3.35%	9/17/2029	315		326
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	187		197
Metlife Inc	4.37%	9/15/2023	15		16
Morgan Stanley	4.00%	7/23/2025	292		322
Morgan Stanley	3.59%	7/22/2028	435		469
Morgan Stanley	3.88%	4/29/2024	1,200		1,284
Morgan Stanley	3.88%	1/27/2026	607		663

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Morgan Stanley	2.63%	11/17/2021	120		122
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	82		89
Pnc Bk Na	3.25%	6/1/2025	375		395
Royal Bk Of Scotland Grp Plc	4.27%	3/22/2025	615		660
Simon Property Grp Lp	3.75%	2/1/2024	592		640
Simon Property Grp Lp	3.50%	9/1/2025	120		129
Truist Bk	2.75%	5/1/2023	300		307
Us Bk Na Cincinnati	3.40%	7/24/2023	187		199
Us Bk Na Cincinnati	2.65%	5/23/2022	375		383
Unitedhealth Grp Inc	4.70%	2/15/2021	180		188
Unitedhealth Grp Inc	3.75%	7/15/2025	435		477
Unitedhealth Grp Inc	3.10%	3/15/2026	105		111
Ventas Realty Lp	3.85%	4/1/2027	187		200
Wells Fargo & Co	2.10%	7/26/2021	375		379
Wells Fargo & Co	3.00%	10/23/2026	637		657
Wells Fargo & Co	4.13%	8/15/2023	22		24
Wells Fargo & Co	4.15%	1/24/2029	300		340
Abb Fin Usa Inc	2.88%	5/8/2022	60		61
At&T Inc	4.45%	4/1/2024	412		451
At&T Inc	3.55%	6/1/2024	240		253
At&T Inc	3.80%	2/15/2027	690		748
Abbott Labs	2.55%	3/15/2022	127		130
Abbvie Inc	3.60%	5/14/2025	465		501

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Abbvie Inc	3.20%	11/21/2029	1,672		1,712
Actavis Fdg Scs	3.85%	6/15/2024	135		142
Altria Grp Inc	4.00%	1/31/2024	360		388
Amazoncom Inc	2.80%	8/22/2024	127		133
American Airlines Inc	3.70%	10/1/2026	49		52
American Airlines Inc	4.95%	1/15/2023	149		159
Amgen Inc	2.60%	8/19/2026	90		92
Amgen Inc	2.65%	5/11/2022	405		412
Anheuser Busch Cos Llc / Anheuser	3.65%	2/1/2026	907		982
Anheuser Busch Inbev Fin Inc	3.30%	2/1/2023	33		35
Apache Corp	3.25%	4/15/2022	154		158
Apple Inc	2.40%	5/3/2023	525		536
Apple Inc	3.25%	2/23/2026	967		1,035
Apple Inc	2.85%	5/11/2024	127		132
Autozone Inc	2.88%	1/15/2023	150		155
Bat Cap Corp	3.22%	8/15/2024	157		163
Bat Cap Corp	3.22%	9/6/2026	217		221
Baxalta Inc	4.00%	6/23/2025	132		142
Becton Dickinson & Co	3.73%	12/15/2024	270		287
Boeing Co	2.25%	6/15/2026	157		155
Boeing Co	3.10%	5/1/2026	45		47
Bp Cap Markets Amer Inc	3.25%	5/6/2022	405		420
Bristol Myers Squibb Co	3.63%	5/15/2024	255		271

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Bristol Myers Squibb Co	3.90%	2/20/2028	547		608
Broadcom Corp Broadcom Cayman Fin	3.63%	1/15/2024	337		355
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	232		249
Cigna Corp	4.00%	2/15/2022	165		173
Cigna Corp	4.50%	2/25/2026	697		778
Cvs Caremark Corp	6.25%	6/1/2027	150		179
Cvs Hlth Corp	4.30%	3/25/2028	1,110		1,227
Cardinal Hlth Inc	4.63%	12/15/2020	187		192
Cardinal Hlth Inc	3.20%	6/15/2022	7		8
Cenovus Energy Inc	4.25%	4/15/2027	60		64
Charter Comms Operating Llc Cap	4.91%	7/23/2025	795		893
Chevron Corp	2.36%	12/5/2022	210		213
Chevron Corp	3.19%	6/24/2023	135		141
Cintas Corp No 2	3.70%	4/1/2027	187		205
Cisco Systems Inc	3.00%	6/15/2022	135		139
Cisco Systems Inc	1.85%	9/20/2021	112		113
Coca Cola Co	3.15%	11/15/2020	187		190
Comcast Corp	3.60%	3/1/2024	457		491
Comcast Corp	3.00%	2/1/2024	360		378
Comcast Corp	4.15%	10/15/2028	165		187
Concho Resources Inc	3.75%	10/1/2027	465		494
Concho Resources Inc	4.30%	8/15/2028	210		232
Constellation Brands Inc	3.70%	12/6/2026	120		128

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Constellation Brands Inc	4.40%	11/15/2025	90		99
Continental Airlines Inc	4.15%	4/11/2024	82		87
Continental Airlines Inc	4.00%	10/29/2024	110		117
John Deere Cap Corp	2.80%	1/27/2023	300		311
John Deere Cap Corp	2.80%	3/6/2023	157		163
Delta Air Lines Inc	3.63%	3/15/2022	300		311
Delta Air Lines Inc	6.82%	8/10/2022	65		72
Walt Disney Co	2.75%	8/16/2021	150		154
Walt Disney Co	1.85%	7/30/2026	202		201
Discovery Comm Llc	3.50%	6/15/2022	277		286
Discovery Comm Llc	3.95%	6/15/2025	187		201
Discovery Comm Llc	4.13%	5/15/2029	225		244
Dollar Tree Inc	3.70%	5/15/2023	225		235
Dominion Gas Hldgs Llc	3.55%	11/1/2023	97		102
Dow Chemical Co	3.63%	5/15/2026	495		523
Dowdupont Inc	4.49%	11/15/2025	262		291
Eog Resources Inc	4.10%	2/1/2021	180		187
Eog Resources Inc	3.15%	4/1/2025	52		55
Eastman Chemical Co	3.80%	3/15/2025	261		278
Ecolab Inc	4.35%	12/8/2021	166		175
Energy Transfer Partners Lp	4.75%	1/15/2026	655		723
Enterprise Products Operating Llc	3.35%	3/15/2023	570		595
Enterprise Products Operating Llc	3.13%	7/31/2029	405		423

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Equifax Inc	2.60%	12/1/2024	405		408
Exxon Mobil Corp	2.71%	3/6/2025	510		531
Exxon Mobil Corp	2.40%	3/6/2022	210		214
Fidelity Natl Information Svcs Inc	3.88%	6/5/2024	57		61
Fiserv Inc	3.50%	10/1/2022	118		124
Fiserv Inc	3.85%	6/1/2025	232		249
Fiserv Inc	2.75%	7/1/2024	30		31
Ford Motor Cr Co Llc	3.66%	9/8/2024	187		190
Ford Motor Cr Co Llc	4.13%	8/4/2025	232		239
Ford Motor Cr Co Llc	3.81%	1/9/2024	195		202
General Dynamics Corp	2.25%	11/15/2022	270		274
General Elec Co	4.65%	10/17/2021	150		158
General Elec Co	3.15%	9/7/2022	435		449
General Motors Fin Co Inc	4.00%	1/15/2025	645		689
Gilead Sciences Inc	3.50%	2/1/2025	247		266
Gilead Sciences Inc	3.65%	3/1/2026	150		163
Glaxosmithkline Cap Inc	2.80%	3/18/2023	37		39
Glaxosmithkline Cap Plc	2.85%	5/8/2022	22		23
Halliburton Co	3.80%	11/15/2025	135		145
Home Depot Inc	3.75%	2/15/2024	1,267		1,373
Home Depot Inc	2.63%	6/1/2022	195		199
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	210		224
Ibm Corp	3.63%	2/12/2024	300		322

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Johnson & Johnson	2.45%	3/1/2026	637		654
Kinder Morgan Energy Partners Lp	4.15%	2/1/2024	120		129
Kraft Heinz Foods Co	3.00%	6/1/2026	1,042		1,043
Kraft Heinz Foods Co	3.75%	4/1/2030	345		359
Lyb Intl Fin Ii Bv	3.50%	3/2/2027	75		80
Laboratory Corp Of Amer	3.60%	2/1/2025	315		337
Laboratory Corp Of Amer	3.25%	9/1/2024	60		63
Lockheed Martin Corp	2.90%	3/1/2025	502		528
Lockheed Martin Corp	3.10%	1/15/2023	240		251
Lyondellbasell Inds Nv	6.00%	11/15/2021	382		409
Lyondellbasell Inds Nv	5.75%	4/15/2024	247		282
Mplx Lp	4.50%	7/15/2023	300		325
Mplx Lp	4.13%	3/1/2027	142		151
Mplx Lp	4.00%	3/15/2028	127		134
Mplx Lp	4.80%	2/15/2029	187		209
Marriott Intl Inc	3.13%	6/15/2026	225		234
Mastercard Inc	3.38%	4/1/2024	112		120
Mcdonalds Corp	3.70%	1/30/2026	262		286
Medtronic Inc	3.50%	3/15/2025	277		300
Merck & Co Inc	2.40%	9/15/2022	150		153
Merck & Co Inc	3.88%	1/15/2021	315		326
Microsoft Corp	2.40%	8/8/2026	900		920
Mylan Inc	4.55%	4/15/2028	585		635

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Nbcuniversal Media Llc	2.88%	1/15/2023	165		172
Novartis Cap Corp	2.40%	9/21/2022	420		429
Nutrien Ltd	3.50%	6/1/2023	240		249
Occidental Petroleum Corp	4.10%	2/1/2021	270		279
Occidental Petroleum Corp	2.60%	4/15/2022	135		137
Oneok Inc	3.40%	9/1/2029	225		232
Oneok Partners Lp	3.38%	10/1/2022	75		78
Oracle Corp	2.95%	5/15/2025	397		416
Oracle Corp	2.65%	7/15/2026	450		466
Pepsico Inc	2.75%	3/5/2022	465		479
Pepsico Inc	3.60%	3/1/2024	210		226
Philip Morris Intl Inc	2.63%	3/6/2023	255		261
Plains All Amern Pipeline Lp	3.55%	12/15/2029	120		119
Raytheon Co	3.13%	10/15/2020	150		152
Raytheon Co	3.15%	12/15/2024	157		166
Rock Tenn Co	4.90%	3/1/2022	97		104
Rockwell Collins Inc	2.80%	3/15/2022	135		138
Rockwell Collins Inc	3.50%	3/15/2027	300		322
Rogers Comm Inc	3.00%	3/15/2023	105		109
Schlumberger Investment Sa	3.65%	12/1/2023	105		111
Shire Acq Investments Ireland Dac	3.20%	9/23/2026	142		148
Jm Smucker Co	3.50%	3/15/2025	135		143
Stryker Corp	3.38%	5/15/2024	120		126

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Stryker Corp	3.38%	11/1/2025	105		112
Thermo Fisher Scientific Inc	4.15%	2/1/2024	135		147
Total Cap Intl Sa	2.70%	1/25/2023	127		132
Total Cap Intl Sa	2.83%	1/10/2030	187		195
Tyson Foods Inc	4.00%	3/1/2026	382		419
Unilever Cap Corp	4.25%	2/10/2021	277		289
Union Pacific Corp	4.00%	2/1/2021	352		364
United Parcel Svc Inc	3.13%	1/15/2021	120		123
United Parcel Svc Inc	2.05%	4/1/2021	82		83
United Technologies Corp	3.10%	6/1/2022	135		139
United Technologies Corp	4.13%	11/16/2028	135		153
Valero Energy Corp	4.00%	4/1/2029	150		163
Verizon Comms Inc	4.02%	12/3/2029	702		787
Viacomcbs Inc	3.13%	6/15/2022	150		153
Viacomcbs Inc	3.88%	4/1/2024	105		112
Waste Mgmt Inc	4.60%	3/1/2021	120		125
Waste Mgmt Inc	2.90%	9/15/2022	112		116
Western Gas Partners Lp	4.00%	7/1/2022	120		126
Williams Partners Lp	3.75%	6/15/2027	225		235
Williams Partners Lp	4.30%	3/4/2024	292		316
Wyeth Llc	6.45%	2/1/2024	195		234
Xylem Inc	4.88%	10/1/2021	255		270
Agl Cap Corp	3.50%	9/15/2021	270		279

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ameren Illinois Co	2.70%	9/1/2022	157		162
Appalachian Pwr Co	3.30%	6/1/2027	75		78
Atmos Energy Corp	2.63%	9/15/2029	210		213
Baltimore Gas & Elec Co	3.35%	7/1/2023	127		134
Centerpoint Energy Houston Elec	2.25%	8/1/2022	127		129
Commonwealth Edison Co	2.95%	8/15/2027	570		596
Dte Energy Co	2.53%	10/1/2024	277		280
Dte Energy Co	3.80%	3/15/2027	180		192
Duke Energy Carolinas Llc	2.95%	12/1/2026	217		226
Duke Energy Carolinas Llc	2.45%	8/15/2029	352		354
Emera Us Fin Lp	3.55%	6/15/2026	232		242
Entergy Louisiana Llc	2.40%	10/1/2026	232		232
Florida Pwr & Lt Co	2.75%	6/1/2023	45		46
Fortis Inc	3.06%	10/4/2026	61		63
Georgia Pwr Co	2.85%	5/15/2022	262		269
Georgia Pwr Co	2.65%	9/15/2029	240		239
Lg&E & Ku Energy Llc	3.75%	11/15/2020	150		152
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	180		188
Pseg Pwr Llc	3.00%	6/15/2021	270		273
Public Svc Co Of Colorado	2.50%	3/15/2023	15		15
Public Svc Elec & Gas Co	2.25%	9/15/2026	37		37
Public Svc Elec & Gas Co	3.20%	5/15/2029	532		565
Puget Energy Inc	3.65%	5/15/2025	127		132

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
San Diego Gas & Elec Co	3.60%	9/1/2023	180		190
Sempra Energy	3.40%	2/1/2028	217		229
Southern Ca Edison Co	3.50%	10/1/2023	292		307
Virginia Elec & Pwr Co	3.15%	1/15/2026	360		381
Xcel Energy Inc	3.30%	6/1/2025	240		251
Hydro Quebec	8.05%	7/7/2024	105		136
Italy Rep Of	2.38%	10/17/2024	600		591
Quebec Province Of	7.13%	2/9/2024	240		295
Sutter Health	3.70%	8/15/2028	435		470
University Ca	3.06%	7/1/2025	712		755
Cnooc Fin 2013 Ltd	2.88%	9/30/2029	300		302
Chile Rep Of	3.25%	9/14/2021	232		239
Colombia Rep Of	4.00%	2/26/2024	300		320
Ecopetrol Sa	4.13%	1/16/2025	67		72
Export Import Bk Of Korea	4.38%	9/15/2021	390		410
Indonesia Rep Of	3.50%	1/11/2028	675		717
Israel St Of	4.00%	6/30/2022	300		315
Panama Rep Of	7.13%	1/29/2026	450		577
Petroleos Mexicanos	4.63%	9/21/2023	150		159
Petroleos Mexicanos	6.50%	3/13/2027	540		582
Mexico United Mexican States	3.63%	3/15/2022	195		203
Mexico United Mexican States	4.00%	10/2/2023	144		152
Cash			—		1,942

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wrapper					(289)
Total Prudential GA-62194					$405,053

American General Life Contract No. 725840
Cobb-Marietta Coliseu	2.55%	7/1/2021	937		$947
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	1,012		1,019
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,275		1,443
Synchrony Financial Sr Unsec	3.13%	2/3/2020	1,500		1,501
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,575		1,591
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	675		695
Guardian Life Glob Sec 144A	2.00%	4/26/2021	1,500		1,502
Apple Inc Sr Unsec	1.70%	9/11/2022	975		974
Aig Inc	6.40%	12/15/2020	825		859
American Tower Corp Sr Unsec	5.90%	11/1/2021	450		481
Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	750		771
Barclays Plc Sr Unsec	3.20%	8/10/2021	1,050		1,065
Bmw Us Capital Llc Sr Unsec 144A	2.28%	8/14/2020	975		976
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	900		918
Bank Of Nova Scotia Sec	1.88%	4/26/2021	3,299		3,301
Bpce Sa Sr Unsec	2.25%	1/27/2020	675		675
Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,874		1,937
Cvs Health Corp Sr Unsec	4.10%	3/25/2025	1,200		1,289
Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	1,050		1,080

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Daimler Finance Na Llc Sr Unsec 144A Frn	2.81%	2/15/2022	750		756
Fin Fut Euro$ Cme (Wht) 12/14/20	—%	12/15/2020	113,216		111,382
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	750		789
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	558		563
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,687		1,694
Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	1,275		1,354
Fed Home Ln Bk Disc Nt	—%	2/7/2020	975		973
Fed Home Ln Bk Disc Nt	—%	2/14/2020	1,425		1,422
Fed Home Ln Bk Disc Nt	—%	2/19/2020	525		524
Fed Home Ln Bk Disc Nt	—%	3/27/2020	1,050		1,046
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,650		1,650
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	3,460		3,618
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	81		85
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	9,352		9,860
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,891		1,942
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	2,569		2,650
Fnma Pass Thru 30Yr #Zt1594	4.00%	1/1/2049	4,720		4,908
Fh Arm 1Q1534 H15T1Y+223 10.217	4.73%	6/1/2037	367		389
Fnma Nt (3Mmm)	2.00%	1/5/2022	5,323		5,365
Fnma Nt (3Mmm)	1.50%	2/28/2020	4,499		4,498
Fnma Pass Thru 30Yr #Ma3615	4.00%	3/1/2049	5,751		5,978
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	64		72
Fnma Pass Thru 30Yr #Ma3833	2.50%	11/1/2049	10,497		10,384

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	2,010		2,095
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	2,439		2,541
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	115		123
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	7		7
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	137		148
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	3,154		3,250
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	54		58
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	209		225
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	1		1
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	42		45
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	117		126
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	14		16
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	99		107
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	135		151
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,350		1,481
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	13		14
Fn Arm 793029 Us0006M+158.2 10.869	3.82%	7/1/2034	249		258
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	15		16
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	277		311
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	110		124
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	240		269
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	8		8
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	56		61

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	150		169
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	86		96
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	462		519
Fnma Pass Thru 30Yr #Ma3871	3.00%	12/1/2049	5,309		5,387
Fnma Pass Thru 30Yr #Ma3495	4.00%	10/1/2048	11,613		12,099
General Electric Co	2.70%	10/9/2022	2,774		2,813
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	3,749		3,938
Gnma Ii Tba 3.5% Feb 30Yr Jmbo	3.50%	2/20/2050	3,824		3,943
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	3,560		3,735
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	1,692		1,768
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	2,849		3,188
Industry Pub Facs-A	4.34%	7/1/2024	750		814
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	1,012		1,033
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	375		377
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	4,649		4,854
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,275		1,366
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	375		392
Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	1,050		1,066
Mbalt 2019-A A2	3.01%	2/16/2021	705		706
Met Trn Auth-A2-Babs	5.36%	11/15/2023	450		500
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	1,125		1,180
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	1,237		1,239
Mitsubishi Ufj Fin Grp Sr Unsec	2.62%	7/18/2022	1,050		1,064

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Morgan Stanley Sr Unsec	3.74%	4/24/2024	975		1,019
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	2,024		2,025
Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	1,500		1,500
Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	300		299
New York Life Global Fdg 144A	1.95%	2/11/2020	1,575		1,575
New York Life Global Fdg Sec 144A	2.00%	4/13/2021	300		301
New York Life Global Fdg Sec 144A	2.23%	1/21/2022	525		526
Ny St Urban Dev-B	2.10%	3/15/2022	1,874		1,879
Oracle Corp Sr Unsec	2.95%	11/15/2024	1,500		1,560
Aviation Capital Group Nt 144A	7.13%	10/15/2020	1,125		1,167
Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	3,899		4,125
Cash Collateral Fut Rdr Usd	1.45%	12/31/2060	17		17
Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	35		35
Vm Cash Fut Dom Rdr Usd	1.45%	12/31/2060	118		118
Reynolds American Inc Sr Unsec	3.25%	6/12/2020	375		377
Royal Bank Of Canada	1.88%	2/5/2020	1,650		1,649
Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	750		765
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,650		1,657
Slclt 2007-1 A4 3Mlib+6Bp	1.97%	5/15/2029	753		737
Slma 2005-3 A5	2.03%	10/25/2024	73		73
Slma 2005-7 A4 3Mlib+15Bp	2.09%	10/25/2029	863		850
Slma 2005-8 A4 3Mlib	2.49%	1/25/2028	972		973
Slma 2006-5 A5 3Mlib+11Bp	2.05%	1/25/2027	118		117
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Slma 2006-6 A3 3Mlib+11Bp	2.05%	10/27/2025	9		9
	Slma 2006-8 A5 3Mlib+11Bp	2.05%	1/27/2025	672		670
	Slma 2007-1 A5 3Mlib+9	2.03%	1/26/2026	200		199
*	Collective Us Gov'T Stif 15	—%	12/1/2030	413		413
	Sumitomo Mitsui Finl Grp Frn Sr Unsec	3.57%	3/9/2021	525		534
	Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,874		1,881
	Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(3,149)		9
	Energy Transfer Operatng Sr Unsec	4.15%	10/1/2020	858		867
	At&T Inc Sr Unsec	3.40%	5/15/2025	1,275		1,336
	Tech Data C	3.70%	2/15/2022	675		690
	Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	225		236
	Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	1,050		1,055
	Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	1,050		1,056
	Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	262		286
	Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	2,624		2,668
	Fnma Tba 3.0% Feb 15Yr	3.00%	2/18/2035	3,449		3,533
	Fnma Tba 2.5% Jan 30Yr	2.50%	1/14/2050	(1,724)		(1,705)
	Fnma Tba 3.0% Feb 30Yr	3.00%	2/12/2050	7,498		7,598
	Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,724		1,740
	U S Treasury Note	2.00%	1/31/2020	20,169		20,175
	U S Treasury Bond	2.88%	5/15/2049	1,275		1,409
	U S Treasury Note	2.88%	11/15/2021	2,249		2,303
	U S Treasury Note	2.25%	3/31/2026	6,973		7,167

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
U S Treasury Note	2.38%	4/30/2026	1,500		1,553
U S Treasury Note	2.38%	5/15/2029	225		234
U S Treasury Note	2.13%	5/31/2021	7,948		8,006
U S Treasury Note	2.13%	12/31/2021	2,099		2,122
U S Treasury Note	1.75%	3/31/2022	2,249		2,258
U S Treasury Note	1.88%	4/30/2022	900		906
U S Treasury Note	1.75%	7/31/2024	1,200		1,204
U S Treasury Note	1.88%	7/31/2026	1,275		1,280
U S Treasury Note	1.50%	10/31/2021	5,773		5,766
U S Treasury Note	1.50%	11/30/2021	18,220		18,198
U S Treasury Note	1.75%	7/31/2021	10,122		10,148
U S Treasury Note	2.25%	4/30/2021	13,121		13,235
Ut St-Babs-B	3.54%	7/1/2025	1,537		1,615
Verizon Communicationssr Unsec	3.50%	11/1/2024	1,125		1,193
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	1,275		1,351
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	525		545
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	937		965
Wells Fargo & Company Sr Unsec	3.05%	1/24/2023	600		608
Interest And Dividends Accrued / Receivable					1,489
Net Money Market Futures (Due To) / Due From Broker					(111,382)
Net Unsettled Trades (Due To) / Due From Broker					(13,329)
Centrally Cleared Swaps (Due To) / Due From Broker					(9)
Wrapper					(142)

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
American General Life Contract No. 725840					$283,894

Royal Bank of Canada Contract No. Citigroup01
Cobb-Marietta Coliseu	2.55%	7/1/2021	937		$947
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	1,012		1,019
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,275		1,443
Synchrony Financial Sr Unsec	3.13%	2/3/2020	1,500		1,501
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,575		1,591
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	675		695
Guardian Life Glob Sec 144A	2.00%	4/26/2021	1,500		1,502
Apple Inc Sr Unsec	1.70%	9/11/2022	975		974
Aig Inc	6.40%	12/15/2020	825		859
American Tower Corp Sr Unsec	5.90%	11/1/2021	450		481
Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	750		771
Barclays Plc Sr Unsec	3.20%	8/10/2021	1,050		1,065
Bmw Us Capital Llc Sr Unsec 144A	2.28%	8/14/2020	975		976
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	900		918
Bank Of Nova Scotia Sec	1.88%	4/26/2021	3,299		3,301
Bpce Sa Sr Unsec	2.25%	1/27/2020	675		675
Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,874		1,937
Cvs Health Corp Sr Unsec	4.10%	3/25/2025	1,200		1,289
Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	1,050		1,080
Daimler Finance Na Llc Sr Unsec 144A Frn	2.81%	2/15/2022	750		756

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fin Fut Euro$ Cme (Wht) 12/14/20	—%	12/15/2020	113,216		111,382
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	750		789
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	558		563
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,687		1,694
Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	1,275		1,354
Fed Home Ln Bk Disc Nt	—%	2/7/2020	975		973
Fed Home Ln Bk Disc Nt	—%	2/14/2020	1,425		1,422
Fed Home Ln Bk Disc Nt	—%	2/19/2020	525		524
Fed Home Ln Bk Disc Nt	—%	3/27/2020	1,050		1,046
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,650		1,650
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	3,460		3,618
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	81		85
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	9,352		9,860
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,891		1,942
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	2,569		2,650
Fnma Pass Thru 30Yr #Zt1594	4.00%	1/1/2049	4,720		4,908
Fh Arm 1Q1534 H15T1Y+223 10.217	4.73%	6/1/2037	367		389
Fnma Nt (3Mmm)	2.00%	1/5/2022	5,323		5,365
Fnma Nt (3Mmm)	1.50%	2/28/2020	4,499		4,498
Fnma Pass Thru 30Yr #Ma3615	4.00%	3/1/2049	5,751		5,978
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	64		72
Fnma Pass Thru 30Yr #Ma3833	2.50%	11/1/2049	10,497		10,384
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	2,010		2,095

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	2,439		2,541
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	115		123
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	7		7
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	137		148
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	3,154		3,250
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	54		58
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	209		225
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	1		1
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	42		45
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	117		126
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	14		16
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	99		107
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	135		151
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,350		1,481
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	13		14
Fn Arm 793029 Us0006M+158.2 10.869	3.82%	7/1/2034	249		258
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	15		16
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	277		311
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	110		124
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	240		269
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	8		8
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	56		61
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	150		169

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	86		96
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	462		519
Fnma Pass Thru 30Yr #Ma3871	3.00%	12/1/2049	5,309		5,387
Fnma Pass Thru 30Yr #Ma3495	4.00%	10/1/2048	11,613		12,099
General Electric Co	2.70%	10/9/2022	2,774		2,813
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	3,749		3,938
Gnma Ii Tba 3.5% Feb 30Yr Jmbo	3.50%	2/20/2050	3,824		3,943
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	3,560		3,735
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	1,692		1,768
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	2,849		3,188
Industry Pub Facs-A	4.34%	7/1/2024	750		814
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	1,012		1,033
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	375		377
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	4,649		4,854
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,275		1,366
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	375		392
Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	1,050		1,066
Mbalt 2019-A A2	3.01%	2/16/2021	705		706
Met Trn Auth-A2-Babs	5.36%	11/15/2023	450		500
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	1,125		1,180
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	1,237		1,239
Mitsubishi Ufj Fin Grp Sr Unsec	2.62%	7/18/2022	1,050		1,064
Morgan Stanley Sr Unsec	3.74%	4/24/2024	975		1,019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	2,024		2,025
Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	1,500		1,500
Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	300		299
New York Life Global Fdg 144A	1.95%	2/11/2020	1,575		1,575
New York Life Global Fdg Sec 144A	2.00%	4/13/2021	300		301
New York Life Global Fdg Sec 144A	2.23%	1/21/2022	525		526
Ny St Urban Dev-B	2.10%	3/15/2022	1,874		1,879
Oracle Corp Sr Unsec	2.95%	11/15/2024	1,500		1,560
Aviation Capital Group Nt 144A	7.13%	10/15/2020	1,125		1,167
Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	3,899		4,125
Cash Collateral Fut Rdr Usd	1.45%	12/31/2060	17		17
Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	35		35
Vm Cash Fut Dom Rdr Usd	1.45%	12/31/2060	118		118
Reynolds American Inc Sr Unsec	3.25%	6/12/2020	375		377
Royal Bank Of Canada	1.88%	2/5/2020	1,650		1,649
Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	750		765
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,650		1,657
Slclt 2007-1 A4 3Mlib+6Bp	1.97%	5/15/2029	753		737
Slma 2005-3 A5	2.03%	10/25/2024	73		73
Slma 2005-7 A4 3Mlib+15Bp	2.09%	10/25/2029	863		850
Slma 2005-8 A4 3Mlib	2.49%	1/25/2028	972		973
Slma 2006-5 A5 3Mlib+11Bp	2.05%	1/25/2027	118		117
Slma 2006-6 A3 3Mlib+11Bp	2.05%	10/27/2025	9		9

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Slma 2006-8 A5 3Mlib+11Bp	2.05%	1/27/2025	672		670
	Slma 2007-1 A5 3Mlib+9	2.03%	1/26/2026	200		199
*	Collective Us Gov'T Stif 15	—%	12/1/2030	413		413
	Sumitomo Mitsui Finl Grp Frn Sr Unsec	3.57%	3/9/2021	525		534
	Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,874		1,881
	Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(3,149)		9
	Energy Transfer Operatng Sr Unsec	4.15%	10/1/2020	858		867
	At&T Inc Sr Unsec	3.40%	5/15/2025	1,275		1,336
	Tech Data C	3.70%	2/15/2022	675		690
	Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	225		236
	Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	1,050		1,055
	Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	1,050		1,056
	Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	262		286
	Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	2,624		2,668
	Fnma Tba 3.0% Feb 15Yr	3.00%	2/18/2035	3,449		3,533
	Fnma Tba 2.5% Jan 30Yr	2.50%	1/14/2050	(1,724)		(1,705)
	Fnma Tba 3.0% Feb 30Yr	3.00%	2/12/2050	7,498		7,598
	Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,724		1,740
	U S Treasury Note	2.00%	1/31/2020	20,169		20,175
	U S Treasury Bond	2.88%	5/15/2049	1,275		1,409
	U S Treasury Note	2.88%	11/15/2021	2,249		2,303
	U S Treasury Note	2.25%	3/31/2026	6,973		7,167
	U S Treasury Note	2.38%	4/30/2026	1,500		1,553

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
U S Treasury Note	2.38%	5/15/2029	225		234
U S Treasury Note	2.13%	5/31/2021	7,948		8,006
U S Treasury Note	2.13%	12/31/2021	2,099		2,122
U S Treasury Note	1.75%	3/31/2022	2,249		2,258
U S Treasury Note	1.88%	4/30/2022	900		906
U S Treasury Note	1.75%	7/31/2024	1,200		1,204
U S Treasury Note	1.88%	7/31/2026	1,275		1,280
U S Treasury Note	1.50%	10/31/2021	5,773		5,766
U S Treasury Note	1.50%	11/30/2021	18,220		18,198
U S Treasury Note	1.75%	7/31/2021	10,122		10,148
U S Treasury Note	2.25%	4/30/2021	13,121		13,235
Ut St-Babs-B	3.54%	7/1/2025	1,537		1,615
Verizon Communications Sr Unsec	3.50%	11/1/2024	1,125		1,193
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	1,275		1,351
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	525		545
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	937		965
Wells Fargo & Company Sr Unsec	3.05%	1/24/2023	600		608
Interest And Dividends Accrued / Receivable					1,489
Net Money Market Futures (Due To) / Due From Broker					(111,382)
Net Unsettled Trades (Due To) / Due From Broker					(13,329)
Centrally Cleared Swaps (Due To) / Due From Broker					(9)
Wrapper					(142)
Total Royal Bank of Canada Contract No. Citigroup01					$283,894

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value

American United Life Insurance Company: S00020
Aeptc 2012-1 A2	1.98%	6/1/2020	4,799		$765
Bank 2018-Bn13 A1	3.22%	5/15/2023	6,373		4,774
Bank 2017-Bnk4 A1	2.00%	2/15/2022	3,149		1,656
Cnh 2019-A A3	3.01%	2/15/2023	2,624		2,674
Cnh 2019-C A3	2.01%	7/17/2023	2,999		3,002
Comm 2014-Cr14 A2	3.15%	7/10/2023	3,711		1,252
Comet 2017-A1 A1	2.00%	3/16/2020	3,749		3,753
Chait 2016-A4 A4	1.49%	7/15/2020	6,598		6,589
Cgcmt 2016-Gc36 A1	1.61%	6/10/2020	6,448		872
Comm 2013-Lc6 A4	2.94%	12/12/2022	4,349		4,442
Duk 1.731 09/01/22	1.73%	9/1/2022	8,248		8,247
Fnr 2011-87 Ja	3.00%	2/27/2023	8,735		914
Fnr 2011-98 Ae	2.50%	7/27/2020	12,146		521
Fnr 2011-132 A	3.00%	7/26/2021	11,996		1,010
Fnr 2013-79 Va	3.50%	7/25/2022	11,696		5,611
Fnr 2015-48 Db	3.00%	1/25/2022	4,499		1,375
Fnr 2019-66 Kc	3.00%	11/25/2022	5,698		5,676
Fhr 3774 Ab	3.50%	11/16/2020	13,841		206
Fhr 3920 Ab	3.00%	12/15/2020	12,596		591
Fhr 3970 Da	3.00%	4/15/2021	7,948		473
Fhr 3979 Gd	3.00%	11/15/2021	5,248		544

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fhr 4039 Me	2.00%	12/15/2023	7,498		1,207
Fhr 4272 Yg	2.00%	11/15/2023	7,498		1,319
Fhr 4297 Ca	3.00%	11/15/2022	9,747		2,910
Fhr 4302 Da	3.00%	1/17/2023	13,121		4,858
Fhr 4486 Jn	2.00%	4/15/2024	4,499		1,319
Fhr 4504 Dn	3.00%	5/16/2022	9,897		3,351
Fnr 2011-24 Ha	4.00%	6/27/2022	24,743		2,768
Fnr 2010-99 Dp	3.00%	4/27/2020	23,618		168
Gnr 2010-151 Dq	4.00%	3/20/2020	9,222		95
Gnr 2011-133 Na	3.50%	4/20/2021	24,201		2,356
Gnr 2011-160 A	3.00%	4/20/2020	9,747		156
Gnr 2013-41 Pa	2.50%	6/20/2023	8,547		2,341
Gnr 2013-124 Cp	2.50%	8/22/2022	6,373		1,044
Gnr 2014-140 Mv	4.00%	3/22/2021	2,999		2,002
Gnr 2015-16 Gm	2.00%	12/20/2024	9,297		3,264
Jpmbb 2015-C33 A1	1.90%	2/18/2020	4,683		352
Jdot 2017-A A3	1.78%	4/15/2020	2,774		380
Mbart 2018-1 A3	3.03%	10/15/2021	3,074		3,108
Narot 2016-C A3	1.18%	2/18/2020	2,549		161
Narot 2019-C A3	1.93%	3/15/2023	2,249		2,252
Ubscm 2012-C1 A3	3.40%	3/10/2022	5,173		4,869
T 2 1/2 02/28/21	2.50%	3/1/2021	3,818		3,887
T 1 1/2 08/31/21	1.50%	8/31/2021	14,160		14,209

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wfcm 2012-Lc5 A3	2.92%	9/15/2022	4,799		4,686
Woart 2016-B A3	1.30%	9/15/2020	3,749		931
Woart 2019-B A3	2.59%	11/15/2022	4,349		4,404
Wrapper					19
Total American United Life Insurance Company: S00020					$123,363

Reinsurance Group of America Contract No. RGA00084
Cash	1.19%		10,309		$10,309
General Electric Co. 4.65 10/17/2021	4.65%	10/17/2021	2,624		2,760
Equity Residential 4.625 12/15/2021	4.63%	12/15/2021	2,249		2,354
U.S. Treasury Inflation Indexed 0.125 01/15/2022	0.13%	1/15/2022	2,960		2,960
Cox Enterprises, Inc. 3.25 12/15/2022	3.25%	12/15/2022	1,500		1,544
Macy'S, Inc. 2.875 02/15/2023	2.88%	2/15/2023	853		859
Royal Dutch Shell Plc 2.25 01/06/2023	2.25%	1/6/2023	1,500		1,527
Wells Fargo & Co. 3.45 02/13/2023	3.45%	2/13/2023	1,425		1,494
Dominion Energy, Inc. 2.75 03/15/2023	2.75%	3/15/2023	1,462		1,500
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	2,174		2,265
Jpmorgan Chase & Co. 3.375 05/01/2023	3.38%	5/1/2023	2,249		2,349
Relx Plc 3.125 10/15/2022	3.13%	10/15/2022	1,275		1,321
Ford Motor Credit Co. Llc 4.375 08/06/2023	4.38%	8/6/2023	3,524		3,724
Capital One Financial Corp. 3.50 06/15/2023	3.50%	6/15/2023	1,425		1,482
Burlington Northern Santa Fe Llc 3.75 04/01/2024	3.75%	4/1/2024	1,500		1,614
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	3,299		3,589

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	3,524		3,833
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	2,099		2,257
At&T, Inc. 3.40 05/15/2025	3.40%	5/15/2025	4,049		4,258
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	1,425		1,527
Burlington Northern Santa Fe Llc 3.442 06/16/2028	3.44%	6/16/2028	623		659
Medtronic Plc 3.50 03/15/2025	3.50%	3/15/2025	667		722
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	2,849		3,089
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	2,849		3,099
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	1,417		1,489
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	750		814
Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	1,462		1,627
Conocophillips 4.95 03/15/2026	4.95%	3/15/2026	2,624		3,055
Bayerische Motoren Werke Ag 2.80 04/11/2026	2.80%	4/11/2026	1,500		1,531
Bnp Paribas Sa 4.375 05/12/2026	4.38%	5/12/2026	937		1,011
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	2,249		2,440
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	4,081		4,440
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	2,024		2,272
Barclays Plc 4.337 01/10/2028	4.34%	1/10/2028	1,500		1,638
Fannie Mae 4.00 03/01/2037	4.00%	3/1/2037	804		855
U.S. Treasury Note/Bond 2.125 03/31/2024	2.13%	3/31/2024	3,299		3,375
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	9,274		9,667
Bnp Paribas Sa 4.625 03/13/2027	4.63%	3/13/2027	337		373
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	1,500		1,593

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fannie Mae 3.135 07/01/2047	3.13%	7/1/2047	4,657		4,767
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	8,019		8,670
Fannie Mae 3.137 07/01/2047	3.14%	7/1/2047	4,144		4,233
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	8,091		8,806
Freddie Mac 3.182 05/01/2047	3.18%	5/1/2047	733		748
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	6,141		6,688
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	8,522		9,055
Fannie Mae 3.159 06/01/2047	3.16%	6/1/2047	3,537		3,613
Freddie Mac 3.233 07/01/2047	3.23%	7/1/2047	1,247		1,275
U.S. Treasury Note/Bond 2.125 07/31/2024	2.13%	7/31/2024	8,997		9,244
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	750		784
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	6,093		6,479
Fannie Mae 2.884 10/01/2047	2.88%	10/1/2047	1,024		1,040
UnitedHealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	1,500		1,567
Fannie Mae 3.057 10/01/2047	3.06%	10/1/2047	1,125		1,146
Anthem, Inc. 2.95 12/01/2022	2.95%	12/1/2022	1,500		1,537
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	1,500		1,615
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	1,537		1,635
Verizon Communications, Inc. 3.376 02/15/2025	3.38%	2/15/2025	3,286		3,519
Slm Student Loan Trust 2.53963 01/25/2041	2.54%	1/25/2041	1,176		1,147
Freddie Mac Gold 4.00 02/01/2046	4.00%	2/1/2046	5,529		5,878
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	1,103		1,162
Cvs Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	2,174		2,398

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Slm Student Loan Trust 2.10963 07/25/2040	2.11%	7/25/2040	3,884		3,626
Slm Student Loan Trust 2.10963 01/25/2041	2.11%	1/25/2041	4,591		4,395
Bank Of America Corp. 3.004 12/20/2023	3.00%	12/20/2023	2,480		2,542
Slm Student Loan Trust 2.56963 01/25/2040	2.57%	1/25/2040	5,155		5,050
Freddie Mac 3.392 06/01/2048	3.39%	6/1/2048	1,516		1,553
Bayer Ag 4.375 12/15/2028	4.38%	12/15/2028	2,174		2,375
Fannie Mae 4.50 07/01/2048	4.50%	7/1/2048	2,259		2,387
Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	1,930		2,041
Fannie Mae 4.50 07/01/2048	4.50%	7/1/2048	2,210		2,336
Fannie Mae 4.50 08/01/2048	4.50%	8/1/2048	1,101		1,164
Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	1,668		1,768
Freddie Mac Gold 4.50 06/01/2048	4.50%	6/1/2048	1,587		1,676
Comcast Corp. 3.70 04/15/2024	3.70%	4/15/2024	787		845
Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	1,171		1,238
U.S. Treasury Note/Bond 2.75 11/30/2020	2.75%	11/30/2020	22,493		22,768
U.S. Treasury Note/Bond 2.625 12/15/2021	2.63%	12/15/2021	9,747		9,950
Freddie Mac Gold 4.50 08/01/2048	4.50%	8/1/2048	2,498		2,651
U.S. Treasury Note/Bond 2.375 02/29/2024	2.38%	2/29/2024	7,873		8,154
American Express Master Trust 2.87 10/15/2024	2.87%	10/15/2024	5,278		5,398
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	1,063		1,140
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	3,713		3,986
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	3,654		3,922
Nextera Energy, Inc. 3.15 04/01/2024	3.15%	4/1/2024	1,462		1,527

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Bayerische Motoren Werke Ag 3.15 04/18/2024	3.15%	4/18/2024	787		819
	Anheuser-Busch Inbev Sa/Nv 3.65 02/01/2026	3.65%	2/1/2026	1,462		1,580
	Fannie Mae 4.50 04/01/2049	4.50%	4/1/2049	8,046		8,488
	Occidental Petroleum Corp. 3.20 08/15/2026	3.20%	8/15/2026	1,575		1,613
	U.S. Treasury Note/Bond 1.375 08/31/2026	1.38%	8/31/2026	5,698		5,563
	Cigna Corp. 4.00 02/15/2022	4.00%	2/15/2022	2,789		2,921
	Freddie Mac Gold 4.50 09/01/2048	4.50%	9/1/2048	3,725		3,951
	U.S. Treasury Note/Bond 1.625 10/31/2026	1.63%	10/31/2026	4,349		4,301
	Fannie Mae 3.358 10/01/2049	3.36%	10/1/2049	5,987		6,150
	Abbvie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	3,149		3,213
	Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	2,174		2,493
	U.S. Treasury Inflation Indexed 0.125 04/15/2022	0.13%	4/15/2022	1,079		1,078
	Total Reinsurance Group of America Contract No. RGA00084					$318,943
	Total synthetic GICs (including wrapper contracts)					1,805,111
	Total investment					$40,707,157

*	Loans receivables from participants
	169 loans carrying an interest rate of 4.25% to 6.50% with maturity dates through 2039					1,262,593

	Other Investment Liabilities
	Payable in Brazil Real			(1,413)		(352)
	Payable in Canadian Dollar			(173)		(134)
	Payable in Hong Kong Dollar			(11,224)		(1,441)

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Payable in Japanese Yen			(4,168)		(38)
Payable in Mexican Peso			(4,174)		(221)
Payable in Pound Sterling			(221)		(293)
Payable in South Korean Won			(38,557)		(34)
Payable in U.S. Dollar			(4,980)		(4,980)
Total Other Investment Liabilities					$(7,493)
Total					$41,962,257

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan for Puerto Rico

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 12, 2020

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.